                              AMENDED AND RESTATED

                                CREDIT AGREEMENT


                           Dated as of March 22, 1995


                                     among


                          MICROCOM, INC., as Borrower,


                        SILICON VALLEY BANK, as Lender,


                              BAYBANK, as Lender,


                                      and


                         SILICON VALLEY BANK, as Agent

                         ______________________________

                           Line of Credit Commitment

                               Up To $16,000,000

                        ________________________________

                               TABLE OF CONTENTS


Section 1        Line of Credit Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Line of Credit Commitment  . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.3     Existing Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4     Line of Credit Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5     Requests For Line of Credit Loans  . . . . . . . . . . . . . . . . . . . .    2
         1.6     Limitations on Extensions of Credit  . . . . . . . . . . . . . . . . . . .    3
         1.7     Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.8     Maturity Date of Line of Credit Loans and Other
                 Extensions of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.9     Termination of Commitment  . . . . . . . . . . . . . . . . . . . . . . . .    4
         1.10    Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         1.11    Banker's Acceptances . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         1.12    Foreign Exchange Contracts  . . . . . . . . . . . . . . . . . .  . . . . .    8

Section 2        Interest Rates; Payments and Optional Prepayments  . . . . . . . . . . . .    9
         2.1     Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         2.2     Manner and Place of Payment  . . . . . . . . . . . . . . . . . . . . . . .   11
         2.3     Payments Due on Saturdays, Sundays and Holidays  . . . . . . . . . . . . .   11
         2.4     Optional Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.5     Capital Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

Section 3        Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.1     Security Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.2     Guaranty and Security Interests  . . . . . . . . . . . . . . . . . . . . .   13

Section 4        Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.1     This Agreement, the Notes and the Security Instruments . . . . . . . . . .   13
         4.2     No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         4.3     Correctness of Representations . . . . . . . . . . . . . . . . . . . . . .   14
         4.4     Opinion of Counsel for the Borrower  . . . . . . . . . . . . . . . . . . .   14
         4.5     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.6     Filing of Financing Statements, etc  . . . . . . . . . . . . . . . . . . .   14
         4.7     Supporting Documents . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         4.8     Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         4.9     Compliance and Borrowing Base Certificates . . . . . . . . . . . . . . . .   15
         4.10    Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

Section 5        Representations and Warranties . . . . . . . . . . . . . . . . . . . . . .   16
         5.1     Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.2     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.3     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . .   16
         5.4     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.5     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         5.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                      -ii-

         5.7     No Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         5.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         5.9     Compliance with Other Instruments; Compliance with Law . . . . . . . . . .   17
         5.10    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.11    Investment Borrower Status; Limits on Ability to
                 Incur Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.12    Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.14    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         5.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         5.16    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         5.17    Borrowing Base . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

Section 6        Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.1     Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.2     Taxes and Other Liens  . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.3     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.4     Financial Statements, Etc  . . . . . . . . . . . . . . . . . . . . . . . .   21
         6.5     Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         6.6     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         6.7     ERISA Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         6.8     Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         6.9     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         6.10    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         6.11    Depository Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         6.12    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         6.13    Transfer of Intellectual Property  . . . . . . . . . . . . . . . . . . . .   25

Section 7        Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         7.1     ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         7.2     Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . .   26
         7.3     Consolidation, Merger or Acquisition . . . . . . . . . . . . . . . . . . .   26
         7.4     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         7.5     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         7.6     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         7.7     Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         7.8     Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         7.9     Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.10    Additional Stock Issuance by Subsidiaries  . . . . . . . . . . . . . . . .   30
         7.11    Quick Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.12    Minimum Profitability  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.13    Leverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.14    Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

Section 8        Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         8.1     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         8.2     Remedies Upon an Event of Default  . . . . . . . . . . . . . . . . . . . .   33
Section 9        The Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

                                     -iii-

         9.1     Appointment of Agent; Powers and Immunities  . . . . . . . . . . . . . . .   34
         9.2     Actions By Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         9.3     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         9.4     Reimbursement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         9.5     Non-Reliance on Agent and Other Lenders  . . . . . . . . . . . . . . . . .   37
         9.6     Resignation or Removal of Agent  . . . . . . . . . . . . . . . . . . . . .   37

Section 10       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         10.1    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

Section 11       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.1    Accounting Terms and Definitions   . . . . . . . . . . . . . . . . . . . .   50
         11.2    Amendments, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.3    Notices, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
         11.4    No Waiver; Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         11.5    Right of Set-off . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
         11.6    Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . .   51
         11.7    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
         11.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         11.9    GOVERNING LAW; AGREEMENT UNDER SEAL  . . . . . . . . . . . . . . . . . . .   53
         11.10   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
         11.11   VENUE, CONSENT TO SERVICE OF PROCESS . . . . . . . . . . . . . . . . . . .   53
         11.12   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
         11.13   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54

Exhibits

         A-1     Amended and Restated Promissory Note (SVB)
         A-2     Promissory Note (BayBank)
         B       Amended and Restated Security Agreement
         C       Compliance Certificate
         D       Borrowing Base Certificate
         E       Borrowing Certificate
         F       Guaranty (Microcom Systems, Inc.)
         G       Guarantor Security Agreement (Microcom Systems, Inc.)
         H       Guarantor Collateral Assignment of Patents and Trademarks
                 (Microcom Systems, Inc.)

Schedules

         A       Disclosure Schedule

                              AMENDED AND RESTATED

                                CREDIT AGREEMENT


                            [Amending and Restating
                   Credit Agreement dated as of May 1, 1994,
                    as Amended by Letter Amendments thereto
                dated as of September 28, 1994, November 2, 1994
                             and December 16, 1994]


         This AMENDED AND RESTATED CREDIT AGREEMENT (the "Agreement"), dated as of March 22, 1995, is entered into by and among MICROCOM, INC., a Massachusetts corporation with its principal place of business at 500 River Ridge Drive, Norwood, Massachusetts 02062 (the "Borrower"), SILICON VALLEY BANK, a California-chartered bank, with its principal place of business at 3000 Lakeside Drive, P.O. Box 3762, Santa Clara, California 95054 and a loan production office located at Wellesley Office Park, 45 William Street, Wellesley, Massachusetts 02181 doing business under the name Silicon Valley East (together with its successors, "SVB"), BAYBANK, a Massachusetts-chartered bank, with its principal place of business at 7 New England Executive Park, Burlington, MA 01803 (together with its successors, "BayBank") and SILICON VALLEY BANK as agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent"). This Agreement amends and restates in its entirety the Credit Agreement dated as of May 1, 1994 between the Borrower and SVB, as amended by Letter Amendments thereto dated as of September 28, 1994, November 2, 1994 and December 16, 1994 (the "1994 Credit Agreement").

         Section 1        Line of Credit Loans.

                 1.1 Amount. Upon the terms and subject to the conditions set forth below, each of the Lenders severally agrees to make loans (each a "Line of Credit Loan" and, collectively, the "Line of Credit Loans") to the Borrower under this Section 1.1 from time to time to and including March 22, 1996 (the "Commitment Expiration Date"), unless the Total Line of Credit Commitment is earlier terminated pursuant to Sections 1.9 or 1.10, in an aggregate principal amount not to exceed at any one time outstanding their respective Line of Credit Commitments, as set forth in Section 1.2, and subject to the limitations set forth in Sections 1.6. Within the limit of the Total Line of Credit Commitment and the limitation stated in Section 1.6, the Borrower may borrow, repay and reborrow at any time or from time to time until the Commitment Expiration Date or the termination of the Line of Credit Commitment, whichever occurs earlier.

                 1.2 Line of Credit Commitment. The Total Line of Credit Commitment shall be, in the aggregate, $16,000,000; each of the Lenders shall have a respective Line of Credit Commitment of $8,000,000.

                 1.3 Existing Indebtedness. The Line of Credit Loans and other Extensions of Credit made by the Lenders under this Agreement shall be deemed to include any and all Extensions of Credit for which the Borrower is indebted to SVB as of the date hereof under or with respect to the 1994 Credit Agreement. Interest on these Line of Credit Loans, to the extent that they represent direct dollar borrowings, shall be calculated from this date forward as if made hereunder on the date hereof.

                 1.4 Line of Credit Notes. The Line of Credit Loans made by each Lender shall be evidenced (i) in the case of SVB, by an amended and restated promissory note payable to the order of SVB with interest in accordance with the terms of the Amended and Restated Promissory Note of the Borrower to be issued in substantially the form of attached Exhibit A-1, dated the date hereof and (ii) in the case of BayBank, by a promissory note payable to the order of BayBank with interest in accordance with the terms of the Promissory Note of the Borrower to be issued in substantially the form of attached Exhibit A-2, dated the date hereof. The Amended and Restated Promissory Note and the Promissory Note are collectively referred to herein as the "Notes".

                 1.5 Requests For Line of Credit Loans. (a) Whenever the Borrower desires to obtain a Line of Credit Loan, it shall notify the Agent by telex, telecopy or telephone call received no later than 1:00 p.m. (Boston time) one Banking Day before the day on which the requested Line of Credit Loan is to be made. Such notice shall specify the effective date and the amount of such Loan. Each such notice (a "Notice of Borrowing") shall be irrevocable and shall be immediately followed by a written Borrowing Certificate by the Borrower in substantially the form of attached Exhibit E; provided, however, that if the action requested in such written confirmation differs in any material respect from the action taken by the Agent for the account of the Lenders, the records of the Agent concerning the instructions received from the Borrower shall control absent manifest error. Not later than 11:00 a.m. (Boston time) on the date specified for the making of each such Line of Credit Loan, each Lender shall make available to the Agent, at the Agent's principal office, an amount equal to such Lender's respective Commitment Percentage multiplied by the amount of the Line of Credit Loan requested as set forth above. Subject to the terms and conditions of this Agreement, the amount so received by the Agent shall be made available to the Borrower by crediting the same, in immediately available funds, to the Borrower's regular deposit account with the Agent.

                 (b) The minimum amount that the Borrower may request to borrow in its first Notice of Borrowing submitted to the Agent pursuant to this Agreement (including any refinancing of outstanding balances under the 1994 Credit Agreement) shall be $250,000; thereafter, the Notices of Borrowing may request only amounts that are integral multiples of $50,000.

                 1.6      Limitations on Extensions of Credit.

         The Borrower shall not permit or request the Lenders (or the Agent acting on their behalf) to make any Line of Credit Loan, issue any Letter of Credit, create any Banker's Acceptance or enter into any Foreign Exchange Contract (each as defined herein and each such action an "Extension of Credit") that would cause the sum of

                 (a) the aggregate unpaid principal amount of all Line of Credit Loans under this Agreement, plus

                 (b) the aggregate of (i) all amounts available to be drawn under any Letters of Credit issued for the account of the Borrower as provided in Section 1.10 below and (ii) all unreimbursed drawings under such Letters of Credit, plus

                 (c) the aggregate amount of all outstanding Banker's Acceptances created for the account of the Borrower as provided in Section 1.11 below, plus

                 (d) the sum of (i) the excess, if any, of (x) 100% of the aggregate amount (in U.S. Dollars) that is required to be settled under all Foreign Exchange Contracts as provided by Section 1.12 during the two Banking Days immediately following such date of determination over (y) the cash balances of the Borrower's deposit accounts with the Agent at the opening of business on such date, plus (ii) 20% of the aggregate amount (in U.S. Dollars) that is required to be settled under all Foreign Exchange Contracts more than two (2) Banking Days from such date of determination (the "FX Contract Exposure"), to exceed at any time an amount equal to the lesser of (x) the Total Line of Credit Commitment then in effect and (y) the Borrowing Base as defined in
Section 1.7.

         If the sum of the Extensions of Credit shall at any time exceed the lesser of the Total Line of Credit Commitment or the Borrowing Base, the Borrower shall, on the next Banking Day, prepay or repay (together with accrued interest thereon) such principal amount of the Line of Credit Loans, any unreimbursed drawings under such Letters of Credit or any unreimbursed obligations in respect of Banker's Acceptances or FX Contract Exposure such that, giving effect to such prepayment or repayment, the sum of the Extensions of Credit shall not exceed the lesser of (x) the Total Line of Credit Commitment and (y) the

Borrowing Base.

                 1.7 Borrowing Base. (a) "Borrowing Base" shall mean the sum of (i) 80% of all Eligible Domestic Accounts Receivable, (ii) 80% of all Insured Eligible International Accounts Receivable, (iii) 50% of all uninsured Eligible International Accounts Receivable which are not Insured, provided, however, in no event may such sum exceed 10% of the Total Borrowing Base and
(iv) the Applicable Inventory Amount.

                 (b) The term "Insured" when used with respect to an Eligible International Account Receivable shall mean that the obligations of the account debtor under such account are supported either (i) by a transferable commercial letter of credit or standby letter of credit issued for the account of the account debtor and for the benefit of the Borrower by a bank or other financial institution approved by the Agent in writing (and not subsequently disapproved), that (A) is payable in the United States, (B) provides for the full payment to the Borrower or its transferee of such account receivable, either (x) upon shipment of goods or the provision of services and upon presentation of documentation that such goods have been shipped or that such services have been provided, or (y) upon default in payment of such account receivable in accordance with its terms or (ii) by insurance covering such obligations with terms that have been approved by the Agent in writing and underwritten by an insurer that has been approved by the Agent in writing (and not subsequently disapproved); provided, that the Agent and the Lenders hereby confirm that insurance which has been approved by SVB under the 1994 Credit Agreement and is now in place is currently acceptable to the Agent and the Lenders; and provided further that the Agent and the Lenders agree to review and consider with reasonable promptness insurance and insurers hereafter proposed by the Borrower.

                 1.8 Maturity Date of Line of Credit Loans and Other Extensions of Credit. All Line of Credit Loans shall mature and the total unpaid principal amount thereunder shall be due and payable on March 22, 1996 (the "Maturity Date"), at which time all Extensions of Credit under this
Section 1, together with all accrued interest and other obligations owed to the Lenders, shall also be immediately due and payable.

                 1.9 Termination of Commitment. The Borrower, upon (a) at least two (2) Banking Days' prior written notice to the Agent and (b) the repayment in full of the outstanding principal balance of the Line of Credit Loans and all other Extensions of Credit (and accrued interest thereon) and the payment in full of any expenses or other fees owed by the Borrower to the Agent or the Lenders under or pursuant to this Agreement, may terminate permanently the Total Line of Credit Commitment.

                1.10 Letters of Credit. (a) Subject to the limitations stated in Section 1.6 and the requirements set forth below, the Borrower may use the Line of Credit Commitment for Letters of Credit to be issued by SVB (the "Issuing Bank") for the account of the Borrower, provided that (i) the Borrower executes and delivers a letter of credit application and reimbursement agreement in the Issuing Bank's standard form and complies with any conditions to the issuance of such Letter of Credit (including the payment of any applicable fees) set forth therein; (ii) the Issuing Bank approves the form of such Letter of Credit and the purpose of its issuance; (iii) such Letter of Credit bears an expiration date not later than 45 days prior to the Commitment Expiration Date; and (iv) the conditions set forth in Sections 4.2 and 4.3 below have been satisfied as of the date of the issuance of such Letter of Credit.

                 (b) The Issuing Bank shall not be obligated or permitted under this Section 1.10 to issue any Standby Letter of Credit for the account of the Borrower to the extent that the sum of (i) the amount that would be available to be drawn under the proposed Standby Letter of Credit plus (ii) the sum of all amounts available to be drawn under outstanding Standby Letters of Credit plus (iii) all unreimbursed drawings under such outstanding Standby Letters of Credit shall exceed $4,000,000.

                 (c) The Borrower's obligations under this Section 1.10 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, the Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees that the Issuing Bank, the Agent and the Lenders shall not be responsible for, and the Borrower's reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower, against the beneficiary of any Letter of Credit or any such transferee. The Issuing Bank, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank, the Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without willful misconduct or gross negligence on the part of the Agent or the Lenders, shall be binding upon the Borrower and shall not result in any liability on the part of the Issuing Bank, the Agent or any Lender to the Borrower; provided, however, in no event shall the Agent or the Lenders be liable for any consequential damages.

                 (d) To the extent not inconsistent with Section 1.10(c), the Issuing Bank and the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank and the Agent.

                 (e) If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. On the date that such draft is paid or other payment is made by the Issuing Bank, the Issuing Bank shall promptly notify the Lenders of the amount of any unpaid reimbursement obligation. All such unpaid reimbursement obligations with respect to Letters of Credit shall be deemed to be Line of Credit Loans and subject to the limitations and requirements stated in Sections 1.2 and 1.6.

                 (f) Effective immediately upon the issuance of each Letter of Credit for the account of the Borrower and without further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have irrevocably purchased and received from such Issuing Bank without recourse or warranty, an undivided interest and participation in such Letter of Credit to the extent of each Lender's Commitment Percentage. Each Lender agrees that it shall be absolutely liable, to the extent of its Commitment Percentage thereof, to reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower.

                 (g) The Borrower shall pay the Issuing Bank, for the benefit of each of the Lenders based upon their respective Commitment Percentages, a fee with respect to each Standby Letter of Credit issued equal to 1.5% per annum of the amount that is available to be drawn under such Standby Letter of Credit. The Borrower shall also pay the Issuing Bank a fronting fee, which the Issuing Bank shall retain for its own account, equal to 0.10% of the amount that is available to be drawn under such Standby Letter of Credit. Each of the aforementioned fees shall be payable upon the issuance of the requested Letter of Credit.

                 (h) The Borrower shall pay the Issuing Bank, for the benefit of the Lenders as their interests shall appear, a fee with respect to each Trade Letter of Credit issued in an amount to be agreed upon by the Borrower and the Issuing Bank at the time of issuance.

                 (i) The Issuing Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith as if it were the sole party involved. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or wilful misconduct, shall not create for the Issuing Bank any resulting liability to any other Lender.

                 1.11 Banker's Acceptances. (a) Subject to the limitations stated in Section 1.6 and the requirements set forth below, the Borrower may use the available Line of Credit Commitment by requesting that SVB (the "Accepting Bank") accept the Borrower's time drafts (payable up to 60 days after sight), and discount such drafts at the interest rate then applicable pursuant to Section 2.1(a). As a condition to the creation and discount of any such Banker's Acceptance by the Accepting Bank (i) the Borrower shall execute and deliver an acceptance credit agreement satisfactory in form and substance to the Accepting Bank (an "Acceptance Agreement"), and shall comply with any conditions to the creation of such acceptance (including the payment of any acceptance commission and the satisfaction of any additional collateral requirements) set forth therein; (ii) such Banker's Acceptance must be an Eligible Acceptance; (iii) the maturity date of such Banker's Acceptance shall not be later than the Commitment Expiration Date unless all Lenders otherwise agree in writing; and (iv) the conditions set forth in Sections 4.2 and 4.3 below shall have been satisfied as of the date of the creation of such Banker's Acceptance.

                 (b) Effective immediately upon the issuance of each such Banker's Acceptance for the account of the Borrower and without further action on the part of the Accepting Bank, the Accepting Bank shall be deemed to have granted each Lender, and each Lender shall be deemed to have irrevocably purchased and received from such Accepting Bank without recourse or warranty, an undivided interest and participation in such Banker's Acceptance to the extent of each Lender's Commitment Percentage. Each Lender agrees that it shall be absolutely liable, to the extent of its Commitment Percentage thereof, to reimburse the Accepting Bank on demand for the amount of each draft paid by the Accepting Bank in connection with such Banker's Acceptance to the extent that such amount is not paid by the Borrower.

               1.12 Foreign Exchange Contracts. (a) Subject to the limitations stated in Section 1.6 and the requirements set forth below, the Borrower may use the available Line of Credit Commitment by entering into foreign currency exchange contracts ("Foreign Exchange Contracts" or "FX Contracts") with SVB (the "FX Bank") pursuant to which the FX Bank shall sell to or purchase from the Borrower foreign currency on a spot or future basis, provided that the Bank shall not be obligated to enter into any FX Contract if, giving effect thereto, (i) the amount of U.S. Dollars required to be paid by the parties under all outstanding FX Contracts would exceed $2,000,000, or (ii) the amount of U.S. Dollars required to be paid by the parties under all outstanding FX Contracts during any period of two consecutive Banking Days would exceed $750,000. It shall be a condition of the obligation of the FX Bank to enter into any FX Contract that the conditions set forth in Sections
4.2 and 4.3 below be satisfied as of the date that such FX Contract is proposed to be entered into.

         (b) At the time that any FX Contract is entered into the Borrower shall execute and deliver the FX Bank's standard form of confirmation letter in connection with such FX Contract, and pay all fees and charges assessed by the FX Bank in connection therewith as determined by the FX Bank in accordance with its customary practices; provided, however, that the Borrower has requested, and the FX Bank has agreed, that the FX Bank may (but shall not be required to) enter into FX Contracts on the Borrower's behalf in reliance on the telephone request of an individual who has been identified by the Borrower from time to time as an authorized officer of the Borrower. The Borrower shall pay the FX Bank in immediately available funds the full settlement amount payable to the FX Bank under any FX Contract on the specified settlement date (or on a settlement date within a specified settlement period, if applicable). All past due amounts under any FX Contract shall be payable on demand and accrue interest at a rate per annum equal to the higher of (i) the rate per annum applicable to past-due amounts in respect of the Line of Credit Loans, or (ii) the rate which the FX Bank would be required to pay to cover its position with respect to the currency in question. In addition, the Borrower agrees to pay, on demand, all standard fees and charges of the FX Bank in connection with any FX Contract. All FX Contracts must provide for settlement prior to ninety (90) days after the Commitment Expiration Date. The Borrower may direct the FX Bank, by written notice, to terminate any outstanding FX Contract with a settlement date occurring, or settlement period beginning, more than three (3) Banking Days prior to the date such notice is received by the FX Bank.
Further, the FX Bank may, to avoid material deterioration of its financial position, terminate any or all outstanding FX Contracts at any time if an Event of Default has occurred and is continuing at such time. The Borrower agrees to reimburse the FX Bank for any and all losses, costs and expenses suffered or incurred by the FX Bank in connection with any such termination (whether by the FX Bank or at the request of the Borrower). Without limiting the foregoing, any of the other terms of this Agreement or any FX Contract, the Borrower agrees to indemnify the FX Bank and hold it harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, costs and expenses (including, without limitation, reasonable attorneys' fees of counsel of the FX Bank's choice), of every nature and description, which it may sustain or incur based upon, arising out of, or in any way relating to any of the FX Contracts or any transactions relating thereto or contemplated thereby, other than any claims, debts, liabilities, demands, obligations, actions, costs or expenses that the FX Bank is adjudicated to have caused through its gross negligence or wilful misconduct.

                 (c) Effective immediately upon the issuance of each such FX Contract for the account of the Borrower and without further action on the part of the FX Bank, the FX Bank shall be deemed to have granted each Lender, and each Lender shall be deemed to have irrevocably purchased and received from such FX Bank without recourse or warranty, an undivided interest and participation in such FX Contract to the extent of each Lender's Commitment Percentage. Any fee charged by the FX Bank in connection with the FX Contract shall be shared with the other Lenders based upon their respective Commitment Percentages.

         Section 2    Interest Rates; Payments and Optional Prepayments.

                 2.1  Interest Rates.

                 (a) The Borrower agrees to pay interest on both the Receivables Component and the Inventory Component (as those terms are defined below) of the unpaid principal amount of the Line of Credit Loans for each day from and including the date each such Line of Credit Loan was made to but excluding the date the principal on such Line of Credit Loan is due (whether at maturity, by acceleration or otherwise) at a fluctuating interest rate per annum equal to the Prime Rate plus the Applicable Margin (as specified below), which interest rate shall change when the Prime Rate shall change. In the case of the Receivables Component, the Applicable Margin shall be the Receivables Margin (as defined below). In the case of the Inventory Component, the Applicable Margin shall be the Inventory Margin (as defined below). Such interest shall be payable monthly in arrears on the last day of each month commencing with the first such date hereafter and when the aggregate unpaid principal amount of the Line of Credit Loans is due (whether at maturity, by acceleration or otherwise). As used herein:

                 (i) "Receivables Component" shall mean, with respect to the aggregate unpaid principal amount of the Line of Credit

         Loans, the lesser of (A) such aggregate unpaid principal amount and (B) the sum of (x) 80% of all Eligible Domestic Accounts Receivable, (y) 80% of all Insured Eligible International Accounts Receivable and (z) 50% of all uninsured Eligible International Accounts Receivable, each of which shall be determined using the most recently submitted Borrowing Base Certificate;

                 (ii) "Inventory Component" shall mean, with respect to the aggregate unpaid principal amount of the Line of Credit Loans, the amount (if any) by which such aggregate unpaid principal amount exceeds the Receivables Component thereof;

                 (iii) "Receivables Margin" shall mean a fluctuating rate per annum equal to two percent (2%) minus the product of 0.25% and the number of Rate Reduction Events that have occurred; provided, however, that in no event shall the Receivables Margin be less than zero percent; and

                 (iv) "Inventory Margin" shall mean a rate per annum equal to two and one-quarter percent (2.25%).

                 (v) "Rate Reduction Event" means an event that occurs when the following conditions occur:

                          (A) Commencing with the fiscal quarter ending June 30, 1995, no Event of Default has occurred during such fiscal quarter (including, without limitation, as a result of any failure to comply with the provisions of Section 7.11 through 7.14) and no Event of Default which may have occurred during any prior fiscal period commencing with the fiscal quarter ending June 30, 1995 is continuing and has not been cured or waived by Agent and the Lenders.

                          (B) The Borrower shall have furnished to the Agent and each of the Lenders a Compliance Certificate and accompanying financial statements pursuant to Section 6.4 demonstrating satisfaction of the conditions referred to in clause (A) above. Once a Rate Reduction Event occurs, the applicable rate of interest reduced as a result thereof shall remain in effect, subject to the provisions of Section 2.1(b) below.

                 (b) Any overdue principal of any such Line of Credit Loan and, to the extent permitted by law, overdue interest thereon, shall, at the Agent's option, bear interest (after as well as before judgment), payable on demand, for each day from and including the date payment was due to but excluding the date of actual payment, at a fluctuating rate per annum four (4) percentage points above the rates of interest then applicable under Section 2.1(a) immediately prior to the occurrence of the delinquency.

                 2.2 Manner and Place of Payment. (a) All payments of principal of and interest in respect of Line of Credit Loans and other Extensions of Credit shall be made not later than 2:00 p.m. (Boston Time) on the date when due and shall be made in immediately available funds at the Office of the Agent or by the Borrower's check drawn on the depositary account(s) maintained by the Borrower with the Agent payable to the Agent or its order for the benefit of the Lenders as their interests may appear.

                 (b) All payments shall be made without set-off, counterclaim, withholding or reduction of any kind whatsoever. Borrower will regularly deposit substantially all funds received from its business activities in accounts maintained by the Borrower at the Office of the Agent. Borrower hereby requests and authorizes the Agent to debit any of Borrower's accounts with the Agent, including, without limitation, Account Number 0700147970 maintained with the Agent, for payments of interest and principal due on the Line of Credit Loans and any other Extensions of Credit or other obligations owing by the Borrower to the Agent or the Lenders. The Agent will notify the Borrower of all debits which the Agent makes against the Borrower's accounts. Any such debits against the Borrower's accounts in no way shall be deemed a set-off.

                 (c) Each of the Lenders and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right under this Agreement or otherwise) in respect of principal of, or interest on, the Line of Credit Loans, Extensions of Credit or any fees which are to be shared between the Lenders, which, as compared to the amounts theretofore received by the other Lender with respect to such principal, interest or fees, is in excess of the recipient Lender's Commitment Percentage of such principal, interest or fees, such recipient Lender shall share such excess, less the costs and expenses (including, reasonable attorneys' fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, with the other Lender in proportion to their respective Commitment Percentages, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participation interests in the amounts owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                 2.3      Payments Due on Saturdays, Sundays and Holidays.

Whenever any payment to be made hereunder or under the Notes shall be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in computing any interest or fees due.

                 2.4 Optional Prepayments. The Borrower shall have the right to prepay the Line of Credit Loans in whole or in part, without premium or penalty, at any time and from time to time, provided that, at the time of the prepayment in full of all Extensions of Credit, the Borrower shall pay all interest accrued on the amount prepaid. Principal amounts repaid or prepaid under the Line of Credit Notes or under the Line of Credit Commitment may be reborrowed by the Borrower subject to the terms hereof; provided, however, that any funds repaid or prepaid on or after the earlier to occur of (a) the Commitment Expiration Date or (b) the termination of the Line of Credit Commitment pursuant to Section
1.9 hereof, may not be reborrowed or readvanced thereafter. All prepayments shall be applied to each of the Notes on a pro rata basis based upon their respective initial face amounts.

                 2.5 Capital Requirements. If either of the Lenders shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the such Lender (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Lender or any Person controlling the Lender (a "Parent") as a consequence of its obligations hereunder to a level below that which the Lender (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, within fifteen (15) days after demand by the Lender the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. A statement of the Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error; provided that the determination thereof is made on a reasonable basis.

         Section 3 Security.

                 3.1 Security Interests. Payment and performance of all of the Borrower's present or future obligations to the Agent and the Lenders, the Issuing Bank, the Accepting Bank and the FX Bank under this Agreement, the Notes and the other Loan Documents (the "Secured Obligations") shall be secured under the terms of that certain Amended and Restated Security Agreement of even date herewith a copy of which is attached as Exhibit B hereto (as amended, modified, supplemented or restated, the "Security Agreement"), by which Borrower has granted and agreed to grant the Agent, for the benefit of the Lenders, the Issuing Bank, the Accepting Bank and the FX Bank, security interests in, and liens on, all right, title and interest of the Borrower in and to certain assets of the Borrower to secure the Secured Obligations.

                 3.2 Guaranty and Security Interests. Payment and performance of all the Secured Obligations shall be further secured by that certain guaranty of even date herewith (as amended, modified, supplemented or restated, the "Guaranty") issued by Microcom Systems, Inc., a Delaware corporation ("Guarantor"), a copy of which is attached hereto as Exhibit F. Payment and performance of Guarantor's obligations under or with respect to the Guaranty shall be secured under the terms of (i) that certain security agreement of even date herewith executed by Guarantor in favor of the Agent for the benefit of the Lenders (as amended, modified, supplemented or restated, the "Guarantor Security Agreement"), a copy of which is attached hereto as Exhibit G, and (ii) that certain collateral assignment of patents and trademarks of even date herewith executed by Guarantor in favor of the Agent for the benefit of the Lenders (as amended, modified, supplemented or restated, the "Guarantor Collateral Assignment of Patents and Trademarks"), a copy of which is attached hereto as Exhibit H.

         Section 4 Conditions Precedent.

         Notwithstanding that this Agreement shall become effective as of the date hereof, the Lenders shall not be obligated to make any Extension of Credit hereunder until the following conditions have been satisfied:

                 4.1 This Agreement, the Notes and the Security Instruments. This Agreement, each Extension of Credit hereunder, the Notes, the Security Instruments and all transactions contemplated by this Agreement shall have been duly authorized by the Borrower. The Borrower shall have duly executed and delivered to the Agent and the Lenders this Agreement, the Notes, the Security Instruments and any other documentation that the Agent may reasonably require hereunder, all to be in form and substance satisfactory to the Agent and its counsel.

                 4.2 No Default. On the date hereof and on the date of the making of each Extension of Credit, no Default or Event of Default shall have occurred and be continuing.

                 4.3 Correctness of Representations. On the date hereof and on the date of each Extension of Credit, all representations and warranties made by the Borrower in Section 5 below or otherwise in writing in connection herewith shall be true and correct with the same effect as though such representations and warranties had been made on and as of today's date, except that representations and warranties expressly limited to a certain date shall be true and correct as of that date.

                 4.4 Opinion of Counsel for the Borrower. On the date hereof, the Lenders shall have received the favorable opinion of Choate, Hall & Stewart, counsel for the Borrower, in form and substance satisfactory to the Agent and its counsel.

                 4.5 Governmental Approvals. On the date hereof and on the date of each Extension of Credit, all necessary approvals, licenses, permissions, registrations or validations of any Governmental Authority required for the execution, delivery, performance or carrying out of the provisions of this Agreement, the Notes and the Security Instruments, or for the validity or enforceability of the obligations incurred thereunder (other than the filing of financing statements as required under Section 4.6 below), shall have been obtained and shall be in full force and effect and copies thereof certified by a duly authorized officer of the Borrower to such effect shall have been delivered to the Agent.

                 4.6 Filing of Financing Statements, etc. On or before the Lenders make any Extensions of Credit, financing statements and other appropriate documentation relating to the security interests and rights granted pursuant to the Security Instruments, executed and delivered by the Borrower to the Agent for the benefit of the Lenders, shall have been duly recorded or filed in such manner and in such places as is required by law (including, pursuant to the UCC) to establish, preserve, protect, and perfect such security interests and rights; and all taxes, fees and other charges in connection with the execution and delivery of this Agreement, the Security Agreement and such financing statements and the filing of such financing statements and other appropriate documentation shall have been duly paid.

                 4.7 Supporting Documents. On or before the date hereof, there shall have been delivered to the Agent the following supporting documents:

                 (a) legal existence and corporate good standing certificates with respect to the Borrower dated as of a recent date issued by the appropriate Secretary of State or other official;

                 (b) certificates dated as of a recent date with respect to the due qualification of the Borrower to do business in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, issued by the Secretary of State of each such jurisdiction;

                 (c) copies of the corporate charters of the Borrower, certified by the appropriate Secretaries of State or other officials, as in effect on the date hereof;

                 (d) a certificate of the Clerk or Assistant Clerk of the Borrower certifying as to (i) the By-Laws of the Borrower as in effect on the date hereof; (ii) the incumbency and signatures of the officers of the Borrower who have executed any documents in connection with the transactions contemplated by this Agreement; and (iii) the resolutions of the Board of Directors and, to the extent required by law, the shareholders, of the Borrower authorizing the execution, delivery and performance of this Agreement and the making of the Extensions of Credit hereunder, and the execution and delivery of the Notes; and

                 (e) all other information and documents which the Agent or its counsel may request in connection with the transactions contemplated by this Agreement.

                 4.8 Commitment Fee. The Borrower (a) shall have paid SVB a non-refundable Commitment Fee in the amount of $20,000 and SVB's expenses (including reasonable attorneys' fees) in connection herewith and (b) shall have paid BayBank a non-refundable Commitment Fee in the amount of $30,000 in connection herewith.

                 4.9 Compliance and Borrowing Base Certificates. The Borrower shall have furnished to the Agent a Compliance Certificate in the form of attached Exhibit C appropriately completed and signed by the chief financial officer or the president of the Borrower, and to the extent that there are Extensions of Credit outstanding or that the Borrower is requesting an Extension of Credit on the date hereof, a Borrowing Base Certificate in the form of Exhibit D hereto appropriately completed and signed by the chief financial officer or president of the Borrower, both of which certificates shall reflect compliance by the Borrower with the requirements of this Agreement.

                 4.10 Legal Matters. All documents and legal matters incident to the transactions contemplated by this Agreement shall be satisfactory to Sullivan & Worcester, special counsel for the Agent and the Lenders.

         Each borrowing hereunder shall constitute a representation and warranty by the Borrower to the Lenders that all of the conditions specified in this
Section 4 have been complied with as
of the time of any such Extension of Credit.

         Section 5 Representations and Warranties.

         In order to induce the Lenders to enter into this Agreement and to make the contemplated Extensions of Credit, the Borrower hereby represents and warrants as follows (except to the extent qualified by supplemental disclosure set forth on Schedule A hereto) and the following representations and warranties as so qualified shall survive the execution and delivery of this Agreement and the Line of Credit Loans:

                 5.1 Corporate Status. The Borrower and each of its Subsidiaries (if any) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the failure to do so would have a Material Adverse Effect.

                 5.2 No Violation. Neither the execution, delivery or performance of this Agreement or any other Loan Document, nor consummation of the contemplated transactions will contravene any law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, decree, franchise, order or permit applicable to the Borrower or any of its Subsidiaries, or will conflict or be inconsistent with or will result in any breach of, or constitute a default under, or result in or require the creation or imposition of any Lien (other than the lien created by the Security Instruments) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to, any Contractual Obligation of the Borrower or any of its Subsidiaries, or violate any provision of the corporate charter or by-laws of the Borrower or any of its Subsidiaries.

                 5.3 Corporate Power and Authority. The execution, delivery and performance of this Agreement and the other Loan Documents are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate action.

                 5.4 Enforceability. This Agreement and each other Loan Document constitutes a valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity, whether applied in a court of equity or at law.

                 5.5 Governmental Approvals. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or any other Loan Document by the Borrower, or the taking of any action contemplated hereby or thereby, except for the filing of financing statements or related documents in the appropriate UCC filing offices listed on the Perfection Certificate (as defined in the Security Agreement).

                 5.6 Financial Statements. (a) The Borrower has furnished the Agent with complete and correct copies of the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the Financial Statements Date, and the related audited consolidated statements of income and of cash flows for the fiscal year of the Borrower and its Subsidiaries ended on such date, examined by the Accountants. Such financial statements (including the related schedules and notes) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the Financial Statements Date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.

                 (b) Neither the Borrower nor any of its Subsidiaries has any material liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments or any Guarantee, which are not disclosed by or included in the above-referenced financial statements or the accompanying notes and there are no unrealized or anticipated losses from any unfavorable commitments of the Borrower or any of its Subsidiaries which may have a Material Adverse Effect.

                 (c) All the above-referenced financial statements (including the related schedules and notes) have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the Accountants and disclosed therein and, in the case of interim financial statements, subject to normal year-end adjustments and the absence of footnotes and schedules).

                 5.7 No Material Change.  Since the Financial Statements
Date there has been no development or event, nor to the best knowledge of the Borrower, any prospective development or event, which has had or could have a Material Adverse Effect.

                 5.8 Litigation. There are no actions, suits or proceedings pending or threatened against or affecting the Borrower or any of its Subsidiaries before any Governmental Authority, which in any one case or in the aggregate, if determined adversely to the interests of the Borrower or any Subsidiary thereof, would have a Material Adverse Effect.

                 5.9 Compliance with Other Instruments; Compliance with Law. Neither the Borrower nor any Subsidiary thereof is in default under (a) any Contractual Obligation, where such default could have a Material Adverse Effect, or (b) the terms of any Contractual Obligation relating to any Indebtedness of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary thereof is in default and or in violation of any applicable statute, rule, writ, injunction, decree, order or regulation of any Governmental Authority having jurisdiction over the Borrower or any Subsidiary thereof which default or violation could have a Material Adverse Effect.

                 5.10 Subsidiaries. The Borrower has no Subsidiaries except as set forth on attached Schedule A.

                 5.11 Investment Borrower Status; Limits on Ability to Incur Indebtedness. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled by" an investment company within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

                 5.12 Title to Property. The Borrower and each of its Subsidiaries has good and marketable title to all of its properties and assets, including the properties and assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as of the Financial Statements Date, except such as have been disposed of since that date in the ordinary course of business, and none of such properties or assets is subject to (a) any Lien except for Permitted Liens, or (b) any defect in title or other claim other than defects and claims that, in the aggregate, would have no Material Adverse Effect. The Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair such properties or assets. All such leases are valid and subsisting and are in full force and effect.

                 5.13 ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA (other than to make contributions or premium payments in the ordinary course).

                 5.14 Taxes. All tax returns of the Borrower and its Subsidiaries required to be filed have been timely filed, all taxes, fees and other governmental charges (other than those being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and, in the case of ad valorem taxes or betterment assessments, no proceedings to foreclose any lien with respect thereto have been commenced and, in all other cases, no notice of lien has been filed or other action taken to perfect or enforce such lien) shown thereon which are payable have been paid. The charges and reserves on the books of the Borrower and its Subsidiaries for all income and other taxes are adequate, and the Borrower knows of no additional assessment or any basis therefor. The Federal income tax returns of the Borrower and its Subsidiaries have not been audited within the last three years, all prior audits have been closed, and there are no unpaid assessments, penalties or other charges arising from such prior audits.

                 5.15 Environmental Matters. (a) The Borrower and each of its Subsidiaries have obtained all Governmental Approvals that are required for the operation of its business under any Environmental Law, except where the failure to so obtain a Governmental Approval would not have a Material Adverse Effect.

                 (b) The Borrower and each of its Subsidiaries are in compliance with all terms and conditions of all required Governmental Approvals and are also in compliance with all terms and conditions of all applicable Environmental Laws, noncompliance with which would have a Material Adverse Effect.

                 (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the best knowledge of the Borrower threatened against the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, and there is no Lien of any private entity or Governmental Authority against any property of the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws.

                 (d) There has been no claim, complaint, notice, or request for information received by the Borrower with respect to any site listed on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 USC Section 9601 et seq., or any state list of sites requiring investigation or cleanup with respect to contamination by Hazardous Substances.

                 (e) To the best of the Borrower's knowledge, there has been no release or threat of release of any Hazardous Substance at any Borrower Property which would likely result in liability being imposed upon the Borrower or any Subsidiary thereof, which liability would have a Material Adverse Effect.

                 5.16 Intellectual Property. Schedule A lists all of the copyrights, patents, trademarks and similar rights ("Intellectual Property") owned by the Borrower and its Subsidiaries as of the date hereof, together with information, where applicable, as to registration number, filing date and record owner. Except as set forth in Schedule A, the Borrower or a Subsidiary thereof is the absolute owner of all right, title and interest in the Intellectual Property, free and clear of all Liens in favor of other Persons with full right to pledge, sell, assign, transfer and grant a security interest therein. The Borrower and each of its Subsidiaries owns or possesses such Intellectual Property and similar rights necessary for the conduct of its business as now conducted, without any known conflict with the rights of others which would have a Material Adverse Effect.

                 5.17 Borrowing Base. Giving effect to any Extensions of Credit to be made (or deemed made pursuant to Section 1.3) as of the date hereof under this Agreement, the aggregate amount of all Extensions of Credit under this Agreement does not exceed either the Line of Credit Commitment or the Borrowing Base on the date hereof or any other limitation imposed by this Agreement.

         Section 6 Affirmative Covenants.

         The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Notes, together with all interest thereon and all other Obligations of the Borrower to the Lenders are paid or satisfied in full:

                 6.1 Maintenance of Existence. The Borrower will, and will cause each of its Subsidiaries to, maintain its existence and comply with all applicable statutes, rules and regulations and to remain duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where such qualification or licensing is required by the nature of its business, the character and location of its property, business, or the ownership or leasing of its property, except where such noncompliance or failure to so qualify would not have a Material Adverse Effect, and the Borrower will, and will cause each of its Subsidiaries to, maintain its properties in good operating condition, and continue to conduct its business as presently conducted.

                 6.2 Taxes and Other Liens. The Borrower will, and will cause each of its Subsidiaries to, pay when due all taxes, assessments, governmental charges or levies, or claims for labor, supplies, rent and other obligations made against it which, if unpaid, might become a Lien against the Borrower or such Subsidiary or on its property, except liabilities being contested in good faith and by proper proceedings, as to which adequate reserves are maintained on the books of the Borrower or its Subsidiaries, in accordance with GAAP.

                 6.3 Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate, provided that in any event the Borrower and its Subsidiaries shall maintain or cause to be maintained (a) insurance against casualty, loss or damage covering all property and improvements of the Borrower and its Subsidiaries in amounts and in respect of perils usually carried by owners of similar businesses and properties in the same general areas in which Borrower and its Subsidiaries operate; (b) comprehensive general liability insurance against claims for bodily injury, death or property damage; and (c) workers' compensation insurance to the extent required by applicable law. In the case of policies referenced in clauses (a) and (b) above, all such insurance shall (i) name the Borrower and the Lenders as loss payees and additional insureds as their interests may appear; (ii) provide that no termination, cancellation or material reduction in the amount or material modification to the extent of coverage shall be effective until at least 30 days after receipt by the Agent of notice thereof; and (iii) be reasonably satisfactory in all other respects to the Agent and each of the Lenders.

                 6.4 Financial Statements, Etc. The Borrower will furnish to the Agent and each of the Lenders:

                 (a) within twenty-five (25) days after the end of each calendar month (including the last month of the fiscal year), the unaudited consolidated balance sheet and income statement of the Borrower and its Subsidiaries as at the end of, and for, such month (provided, however, that in the case of financial statements for the last month of any fiscal quarter, such financial statements shall include an income statement for such fiscal quarter), accompanied by a certificate of the chief financial officer of the Borrower to the effect that such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the end of such month, and the consolidated results of their operations for such month, in each case in accordance with GAAP (except for the absence of footnotes) consistently applied (subject to normal year-end audit adjustments);

                 (b) within one hundred (100) days after the last day of each fiscal year of the Borrower, the audited consolidated balance sheet and income statement and statement of cash flows of the Borrower and its Subsidiaries as at and for the fiscal year then ended, certified by the Accountants (the substance of such report to be satisfactory to the Lenders), together with a certificate of the chief financial officer of the Borrower to the effect that such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the end of such fiscal year, and the consolidated results of their operations for such fiscal year, in each case in accordance with GAAP. The Borrower shall indicate on said financial statements all guarantees or unusual forward or long-term commitments made by the Borrower or any Subsidiary thereof;

                 (c) at the time of the delivery of the financial statements for each fiscal quarter end and yearly financial statements required by Sections 6.4(a) and 6.4(b), a Compliance Certificate signed by the chief financial officer or the president of the Borrower in the form attached to this Agreement as Exhibit C, appropriately completed;

                 (d) within twenty-five (25) days after the end of each fiscal month of the Borrower, (i) a list of the accounts receivable aging for the Borrower as of the end of such month in such form as the Agent may prescribe, all in reasonable detail and certified by the chief financial officer or the president of the Borrower; (ii) a listing of all inventory of the Borrower, expressly identifying finished goods inventory located in Massachusetts, all in reasonable detail and certified by the chief financial officer or the president of the Borrower; and (iii) a Borrowing Base Certificate signed by the chief financial officer or the president of the Borrower in the form attached to this Agreement as Exhibit D appropriately completed, subject to usual and customary year-end audit adjustments;

                 (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports, proxy statements and other materials;

                 (f) promptly upon request by any Lender, copies of any management letter provided by the Accountants, provided that the Borrower shall promptly advise the Agent in the event the Borrower receives any such letter;

                 (g) promptly upon the filing thereof by the Borrower with the SEC (and in any event within ten (10) days of such filing), copies of any registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents if such forms no longer exist);

                 (h) promptly upon becoming aware of any litigation or other proceeding against the Borrower or any Subsidiary thereof that may have a Material Adverse Effect, notice thereof; and

                 (i) upon receipt by the Borrower, promptly (but not less than often than monthly) all sell-through reports provided by the Borrower's distributors (including, without limitation, Ingram, Merisel and Tech Data) together with such internally generated inventory management reports as may be required by the Agent from time to time; and

                 (j) within thirty (30) days prior to the beginning of each fiscal year of the Borrower (but in the case of the 1996 fiscal year, on or before March 27, 1995), a copy of the consolidated operating budget, including, without limitation, pro forma profit-and-loss statements, balance sheets and cash-flow statements for such immediately ensuing fiscal year on at least a quarterly basis and a statement of the assumptions on which such budget was prepared and, with reasonable promptness following their production, any amendments or supplements to or restatements of the foregoing; and

                 (k) promptly following the request of any Lender, such further information concerning the business, affairs and financial condition or operations of the Borrower and its Subsidiaries as such Lender may reasonably request.

                 6.5 Notice of Default. As soon as practicable, and in any event, within three (3) Banking Days of becoming aware of the existence of any condition or event which constitutes a Default, the Borrower will provide the Agent and each Lender with written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

                 6.6 Environmental Matters.

                 (a) The Borrower and each of its Subsidiaries shall comply with all terms and conditions of all applicable Governmental Approvals and all applicable Environmental Laws, except where failure to comply would not have a Material Adverse Effect.

                 (b) The Borrower shall promptly notify the Agent should the Borrower become aware of:

                 (i) any spill, release, or threat of release of any Hazardous Substance at or from any Borrower Property or by any Person for whose conduct the Borrower or any Subsidiary thereof is responsible, to the extent the Borrower is required by Environmental Laws to report such to any Governmental Authority;

                 (ii) any action or notice with respect to a civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against the Borrower or any Subsidiary thereof relating in any way to the Environmental Laws, or any Lien of any Governmental Authority or any other Person against any Borrower Property relating in any way to the Environmental Laws;

                 (iii) any claim made or threatened by any Person against the Borrower or any Subsidiary thereof or any property of the Borrower or any Subsidiary thereof relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Substance pertaining to such property or the business or operations of the Borrower or such Subsidiary; and

                 (iv) any occurrence or condition on any real property adjoining or in the vicinity of any Borrower Property known to the officers or supervisory personnel of the Borrower or any Subsidiary thereof or other employees having responsibility for the compliance by the Borrower or any Subsidiary thereof with Environmental Laws, without any independent investigation, which does cause, or could cause, such Borrower Property, or any part thereof, to contain Hazardous Substances in violation of any Environmental Laws, or which does cause, or could cause, such Borrower Property to be subject to any restrictions on the ownership, occupancy, transferability or use thereof by the Borrower or any Subsidiary thereof.

                 (c) The Borrower will, and will cause each of its Subsidiaries to, at its own cost and expense, and within such period as may be required by applicable law or regulation, initiate all remedial actions and thereafter diligently prosecute such action as shall be required by law for the cleanup of such Borrower Property, including all removal, containment and remedial actions in accordance with all applicable Environmental Laws and shall further pay or cause to be paid, at no expense to the Agent or the Lenders, all cleanup, administrative, and enforcement costs of applicable Government Authorities which may be asserted against such Borrower Property.

                 6.7 ERISA Information. If and when the Borrower or any member of the Controlled Group (a) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, (b) receives notice of complete or partial withdrawal liability under Title IV of ERISA or (c) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer the Plan, the Borrower shall in each such instance promptly furnish to the Agent a copy of any such notice.

                 6.8 Inspection. The Borrower agrees that it shall be an express condition to the continued effectiveness of the Lenders' respective Line of Credit Commitments that the Agent and each Lender shall have received at the Borrower's expense the results of a receivables and inventory audit conducted by a field examiner or auditor of one of the Lenders with respect to the Borrower with results satisfactory to the Agent on or before July 31, 1995 and semi-annually thereafter; provided, however, as long as no Event of Default has occurred the aggregate costs of such audits shall not exceed $5,000 in any fiscal year.

                 6.9 Use of Proceeds. The Borrower shall use the proceeds of the borrowings under the Line of Credit Notes for the working capital purposes of the Borrower. Without limiting the foregoing, no part of such proceeds will be used for the purpose of purchasing or carrying any "margin security" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

                 6.10 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, execute and deliver to the Agent any writings and do all things necessary, effectual or reasonably requested by the Agent to carry into effect the provisions and intent of this Agreement or any other Loan Document.

                 6.11 Depository Accounts. The Borrower shall maintain an operating deposit account at the offices of the Agent.

                 6.12 Subsidiaries. The Borrower shall immediately notify the Agent of the organization of any foreign or domestic Subsidiaries of the Borrower.

                 6.13 Transfer of Intellectual Property. With respect to any registered Intellectual Property held by the Borrower or by Extension Technology, Inc., a wholly-owned subsidiary of the Borrower, as disclosed pursuant to Section 5.16 on Schedule A hereto, the Borrower agrees that it shall cause such Intellectual Property to be transferred to the Guarantor within 90 days of the date hereof, and shall cause the Guarantor to enter into any amendment to the Guarantor's Collateral Assignment of Patents and Trademarks or any other documentation reasonably required in order to establish and perfect the security interest therein of the Agent for the benefit of the Lenders.

         Section 7 Negative Covenants.

         The Borrower covenants and agrees that for so long as this Agreement is in effect and until the Notes, together with all interest thereon and all other Obligations of the Borrower to the Agent or the Lenders are paid or satisfied in full, without the prior written consent of the Lenders:

                 7.1 ERISA. The Borrower will not permit any pension plan maintained by the Borrower or by any member of a "Controlled

Group" (ERISA Section 210(c) or ERISA Section 210(d)) of which the Borrower is a member to: (a) engage in any "prohibited transaction" (ERISA Section 2003(c));
(b) fail to report to the Agent a "reportable event" (ERISA Section 4043) within 30 days after its occurrence or as to any reportable event as to which the 30-day notice period requirement of Section 4043(b) of Title IV of ERISA has been waived by the PBGC, within 30 days of such time as the Borrower is requested to notify the PBGC of such reportable event; (c) incur any "accumulated funding deficiency" (ERISA Section 302); (d) terminate its existence at any time in a manner which could result in the imposition of a Lien on the property of the Borrower or any Subsidiary thereof; or (e) fail to report to the Agent any "complete withdrawal" or "partial withdrawal" by the Borrower or an affiliate from a "multiemployer plan" (ERISA Section Section 4203, 4205, and 4001, respectively). The quoted terms are defined in the respective sections of ERISA cited above.

                 7.2 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any Investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, or engage in any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of the Borrower, unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Borrower's or such Subsidiary's business, and is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary as those that could be obtained in a comparable arm's length transaction with a Person not an Affiliate.

                 7.3 Consolidation, Merger or Acquisition. The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with or into any other Person, or make any acquisition of the business of any other Person unless it obtains the prior written consent of the Lenders; provided that any Subsidiary may merge into Borrower or any wholly-owned Subsidiary of the Borrower.

                 7.4 Disposition of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable and leasehold assets), whether now owned or hereafter acquired, except:

                 (a) obsolete or worn out property disposed of in the ordinary course of business;

                 (b) the sale or other disposition of any property in the ordinary course of business, provided that the aggregate book value of all assets (other than inventory) so sold or disposed of in any period of twelve consecutive months shall not exceed 5% of the consolidated total assets of the Borrower and its Subsidiaries as at the beginning of such twelve month period; and

                 (c)  the sale of inventory in the ordinary course of business.

                 7.5 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

                 (a) Obligations to the Lenders, the Agent, the Issuing Bank, the Accepting Bank and the FX Bank hereunder;

                 (b) existing Indebtedness, including Subordinated Debt, if any, listed on Schedule A hereto;

                 (c) Purchase Money Indebtedness, provided that, giving effect to the incurrence of such Purchase Money Indebtedness and to the receipt and application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing;

                 (d) Subordinated Debt incurred by the Borrower after the date hereof; provided that, giving effect to the incurrence of such Subordinated Debt and to the receipt and application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing; and

                 (e)  additional operating and capitalized leases.

                 7.6 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its properties or assets, except the following (collectively, "Permitted Liens"):

                 (a) Liens for taxes not delinquent or being contested in good faith and by proper proceedings;

                 (b) carriers', warehousemen's, mechanics', materialmen's or similar liens imposed by law incurred in the ordinary course of business in respect of obligations not overdue, or being contested in good faith and by proper proceedings;

                 (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other types of social security legislation;

                 (d) security deposits made to secure the performance of leases, licenses and statutory obligations incurred in the ordinary course of business;

                 (e) Liens in favor of the Lenders, the Agent, the Issuing Bank, the Accepting Bank and the FX Bank in order to secure obligations of the Borrower hereunder;

                 (f) existing Liens, if any, listed on Schedule A hereto; provided that no such Lien is spread to cover any additional property after the date hereof, and that the amount of the Indebtedness secured thereby is not increased;

                 (g) a judgment of judgments for the payment of money not exceeding $50,000 in the aggregate, rendered against the Borrower and unsatisfied or unstayed for a period not in excess of thirty (30) days; and

                 (h)  Purchase Money Security Interests.

                 7.7 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make any Restricted Payment. Notwithstanding the foregoing,

                 (a) Subsidiaries of the Borrower shall be permitted

                          (i) to pay dividends or make other distributions with
                 respect to shares of their capital stock to the extent that these payments or other distributions are made to, and received by, the Borrower as the owner of such shares and further provided that no Event of Default has occurred and is continuing and that it is not reasonably foreseeable that the dividend or other distribution will result in an Event of Default;

                          (ii) to make payments on account of the purchase,
                 redemption, retirement or acquisition of shares of the capital stock of a Subsidiary or options, warrants, convertible securities or other rights to acquire shares of the capital stock of a Subsidiary to the extent that such payments are made to, and received by, the Borrower on account of shares, options, warrants, convertible securities or other rights that are being purchased, redeemed, retired or acquired from the Borrower; and further provided that no Event of Default shall have occurred and be continuing and that it shall not be reasonably foreseeable that such payment will result in an Event of Default.

                 (b) The Borrower shall be permitted to make payments to repurchase from employees and consultants of the Borrower options issued pursuant to the Borrower's Stock Option and Stock Purchase Plan or Long Term Performance Plan or stock issued by the Borrower upon the exercise of such options, but only to the extent that

                          (i)  no Event of Default has occurred and is
                 continuing or would occur as a result of such payment;

                          (ii) each such repurchase is made at a price not exceeding the original price paid by the employee or consultant for the options or shares; and

                          (iii) the Borrower first gives notice in writing to the Agent of (x) any payment made at any time when the aggregate of all such payments to employees and consultants in that fiscal year exceeds $10,000 and (y) any payment that will reasonably foreseeably cause the aggregate of all such payments to employees and consultants in that fiscal year to exceed $10,000.

                 7.8 Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, maintain or acquire any Investment in any Person other than:

                 (a) marketable obligations issued or guaranteed by the United States of America having a maturity of one year or less from the date of purchase;

                 (b) certificates of deposit, eurodollar time deposits, commercial paper or any other obligations of the Lenders or of any other bank or trust company organized or licensed to conduct a banking business under the laws of the United States or any State thereof and which has capital surplus and undivided profits of not less than $100,000,000;

                 (c)  (i) depository accounts at the Agent or the Lenders; and
         (ii) depository accounts maintained with the Lenders or any other bank or trust company meeting the requirements stated in Section 7.8(b) above;

                 (d) stock or obligations issued to the Borrower or any Subsidiary thereof in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or a reorganization of any debtor of the Borrower or such Subsidiary;

                 (e) commercial paper with maturities of not more than 90 days having the highest rating then given by Moody's Investors Services, Inc. or Standard & Poor's Corporation;

                 (f) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subparagraph 7.8(a) above entered into with the Lenders or any of the banks referred to in subparagraph 7.7(b) above;

                 (g) loans or advances not exceeding $450,000 in aggregate principal amount at any one time outstanding to officers and employees of the Borrower; and

                 (h)  existing investments by the Borrower in its Subsidiaries.

                 7.9 Sale and Leaseback. Neither the Borrower nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower or any such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred; provided, however, that the Borrower and its Subsidiaries shall be free to enter into such transactions to the extent that the aggregate amount thereof outstanding does not exceed $800,000.

                 7.10 Additional Stock Issuance by Subsidiaries. The Borrower shall not permit any of its Subsidiaries to issue any additional shares of their capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Borrower.

                 7.11 Quick Ratio. The Borrower will not permit the Quick Ratio at the end of the fiscal quarter ending March 31, 1995 to be less than
0.9 to 1.

                 7.12 Minimum Profitability. The Borrower will not permit Net Income for the fiscal quarter ending March 31, 1995 to be less than $500,000.

                 7.13 Leverage. The Borrower will not permit the ratio of Total Senior Liabilities to Tangible Net Worth at the end of the fiscal quarter ending March 31, 1995 to exceed 1.0 to 1.

                 7.14 Tangible Net Worth. The Borrower will not permit its Tangible Net Worth at the end of the fiscal quarter ending March 31, 1995 to be less than $22,000,000.

                 7.15     Revision of Financial Covenants.  On or before
March 27, 1995, the Borrower shall furnish to the Agent a budget and plan for its fiscal year ending March 31, 1996 (the "1996 Fiscal Year"), which budget and plan shall include pro forma profit-and-loss statements, balance sheets and cash-flow statements for the 1996 Fiscal Year on at least a quarterly basis. Following its receipt and review of such information, the Agent shall notify the Borrower of the revised terms for the Borrower's covenants stated in Sections 7.11, 7.12, 7.13 and 7.14 hereof as determined by the Lenders in their sole discretion based in part upon the 1996 Fiscal Year financial information; provided, however, as long as (a) the budget and plan for the

1996 Fiscal Year forecasts results of operations and a financial position for the Borrower that are equivalent to or more favorable than those experienced during the fiscal year ending March 31, 1995; (b) the assumptions upon which such budget forecast is based are considered reasonable by the Lenders; (c) no Event of Default has occurred and is continuing; (d) no event has occurred or is reasonably anticipated to occur which would have a Material Adverse Effect, then in such circumstances the Revised Financial Covenants shall not require testing on a more frequent basis than set forth herein. Unless an amendment to this Agreement setting forth such revised terms shall have been executed and delivered by the parties to this Agreement on or before April 13, 1995, then, effective April 14, 1995, the Lenders' Line of Credit Commitments shall terminate, the Borrower shall have no right to further Extensions of Credit from either Lender and all Obligations of the Borrower shall become due and payable on a demand basis by the Lenders.

         Section 8  Events of Default.

                 8.1  Events of Default.  The occurrence of any of the
                   following events shall be an "Event of Default" hereunder:

                 (a) The Borrower (i) shall default in the due and punctual payment of principal or interest on either or both of the Notes, or
         (ii) shall default in the payment of any other amount due under any Loan Document and such default shall continue for five (5) days after demand for such payment is made; or

                 (b) Any representation, warranty or statement made herein or any other Loan Document, or in any certificate or statement furnished pursuant to or in connection herewith or therewith, shall prove to be incorrect, misleading or incomplete in any material respect on the date as of which made or deemed made; or

                 (c) The Borrower shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Sections 7.9 through 7.14; or

                 (d) The Borrower shall default in the performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any other Loan Document (other than those referred to in paragraphs 8.1(a) through 8.1(c) above) and such default shall continue unremedied for a period of twenty (20) days after the occurrence of such default; or

                 (e) Any obligation of the Borrower or any Subsidiary thereof in respect of any Indebtedness (other than the Note)
         or any Guarantee shall be declared to be or shall become due and payable prior to the stated maturity thereof, or such Indebtedness or Guarantee shall not be paid as and when the same becomes due and payable, or there shall occur and be continuing any default under any instrument, agreement or evidence of indebtedness relating to any such Indebtedness the effect of which is to permit the holder or holders of such instrument, agreement or evidence of indebtedness, or a trustee, agent or other representative on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity; or

                 (f) The Borrower or a Subsidiary thereof shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

                 (g) A proceeding or case shall be commenced, without the application or consent of the Borrower or any Subsidiary thereof in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against the Borrower or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

                 (h) A final judgment or judgments for the payment of money in excess of $50,000 (net of insurance proceeds) in the aggregate shall be rendered against the Borrower or any Subsidiary thereof and any such judgment or judgments shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

                 (i) The Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it is obligated to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000 shall be filed under Title IV of ERISA by the Borrower or any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Borrower or any member of the Controlled Group to enforce Sections 515 or 4219(c)(5) of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or there shall occur a complete or partial withdrawal form, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Borrower or one or more members of the Controlled Group to incur a current payment obligation in excess of $100,000; or

                 (j) The Borrower or any Subsidiary thereof shall default in the performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of any agreement with the Lenders or any instrument delivered in favor of the Lenders (other than, in either case, a Loan Document), and such default shall continue unremedied beyond the grace period (in any) provided for therein; or

                 (k) Any Security Instrument shall cease for any reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the collateral described in such Security Instrument with the priority stated to be granted thereby; or

                 (l) Borrower shall make any payment on account of its Subordinated Debt, except to the extent such payment is expressly permitted hereby or under any subordination agreement entered into with the Agent and the Lenders.

                 8.2 Remedies Upon an Event of Default. If any Event of Default shall have occurred and be continuing, the Agent upon direction of all the Lenders may (a) declare the Total Line of Credit Commitment terminated (whereupon the Total Line of Credit Commitment shall be terminated) and/or (b) declare the principal amount then outstanding of, and the accrued interest on, the Line of Credit Loans and commitment fees and all other amounts payable hereunder and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of an Event of Default with respect to the Borrower referred to in clauses 8.1(f) and 8.1(g) of Section 8.1, the Total Line of Credit Commitment shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Line of Credit Loans and commitment fees and all other amounts payable hereunder and under the Notes shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

         Section 9 The Agent

                 9.1  Appointment of Agent; Powers and Immunities.

                 (a) Each Lender hereby irrevocably appoints and authorizes SVB to serve as the Agent hereunder and to act as its agent hereunder and under the other Loan Documents and to execute the Loan Documents (other than this Agreement) and all other instruments relating thereto. Each Lender irrevocably authorizes the Agent to take such action on behalf of each of the Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities or any fiduciary relationship with any Lender except those expressly set forth in this Agreement.

                 (b) In the event that BayBank's Commitment Percentage shall become greater than 50% solely in connection with a request by the Borrower to increase the Total Line of Credit Commitment, SVB shall in such circumstances and upon reasonable notice from BayBank submit its resignation as Agent and each Lender shall irrevocably appoint BayBank to serve as the Agent hereunder upon the terms set forth in Section 9.1(a) and BayBank agrees in such circumstances to accept appointment as a successor Agent upon the terms set forth in Section 9.6. Each Lender agrees to co-operate in implementing the intent and purposes of the foregoing sentence. Upon becoming successor Agent, BayBank shall be the Issuing Bank, Accepting Bank and FX Bank for all Letters of Credit, Acceptance Agreements and FX Contracts thereafter issued or entered into. The Borrower expressly agrees to the foregoing.

                 (c) Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, neither the Agent nor any of its Affiliates shall be responsible to the Lenders for or have any duty to ascertain, inquire into or verify: (i) any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any other Person whether contained herein or otherwise; (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein; (iii) any failure by the Borrower or any of its Subsidiaries or any other Person to perform its obligations under any of the Loan Documents; (iv) the satisfaction of any conditions specified in
Section 4 hereof; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders therein; or (vi) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Lenders in the Collateral.

                 (d) The Agent may employ agents, attorneys and other experts, shall not be responsible to any Lender for the negligence or misconduct of any such agents, attorneys or experts selected by it with reasonable care and shall not be liable to any Lender for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such agents, attorneys and other experts. SVB in its separate capacity as a Lender shall have the same rights and powers under the Loan Documents as the other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and SVB and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

                 9.2 Actions By Agent. (a) The Agent shall be fully justified in failing or refusing to take any action under this Agreement as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes.

                 (b) Whether or not an Event of Default shall have occurred, the Agent may from time to time exercise such rights of the Agent and the Lenders under the Loan Documents as it determines may be necessary or desirable to protect the Collateral and the interests of the Agent and the Lenders therein and under the Loan Documents. In addition, the Agent may, without the consent of the Lenders, release Collateral valued by the Agent, in its sole discretion, of not more than $250,000 in the aggregate.

                 (c) The Agent shall not incur any liability by acting in reliance on any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

                 9.3 Indemnification. Without limiting the obligations of the Borrower hereunder or under any other Loan Document, the Lenders agree to indemnify the Agent, ratably in accordance with their respective Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they result from the gross negligence or willful misconduct of the Agent.

                 9.4  Reimbursement.  Without limiting the provisions of
Section 9.3, the Lenders and the Agent hereby agree that the Agent shall not be obliged to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent, if the Agent wishes to do so. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Agent made the funds available shall, on demand from the Agent, refund to the Agent the sum paid to that Person. If the Agent in good faith reasonably concludes that the distribution of any amount received by it in such capacity hereunder or under the Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                 9.5 Non-Reliance on Agent and Other Lenders. Each Lender represents that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or by any other Person of any other agreement or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning any person which may come into the possession of the Agent or any of its affiliates. Each Lender shall have access to all documents relating to the Agent's performance of its duties hereunder at such Lender's request. Unless any Lender shall promptly object to any action taken by the Agent hereunder (other than actions to which the provisions of Section 11.6(b) are applicable and other than actions which constitute gross negligence or willful misconduct by the Agent), such Lender shall conclusively be presumed to have approved the same.

                 9.6 Resignation or Removal of Agent. The Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to the Borrower and shall be a Lender or another financial institution having a combined capital and surplus in excess of $100,000,000. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be reasonably acceptable to the Borrower and shall be a financial institution having a combined capital and surplus in excess of $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         Section 10       Definitions.

                 10.1     Certain Definitions.

         "Acceptance Agreement" shall have the meaning set forth in Section 1.11(a).

         "Accepting Bank" shall have the meaning specified in Section 1.11(a).

         "Accountants" means Arthur Andersen & Co. or another accounting firm of national reputation or other certified public accountants selected by the Borrower and approved by the Agent.

         "Affiliate" means, with respect to any specified Person (the "Specified Person"), any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, the Specified Person and, without limiting the generality of the foregoing, includes (i) any director or officer of the Specified Person or any Affiliate of the Specified Person, (ii) any such director's or officer's parent, spouse, child or child's spouse (a "relative"),
(iii) any group acting in concert, of one or more such directors, officers, relatives or any combination thereof (a "group"), (iv) any Person controlled by any such director, officer, relative or group in which any such director, officer, relative or group beneficially owns or holds 5% or more of any class of voting securities or a 5% or greater equity or profits interest and (v) any Person or group which beneficially owns or holds 5% or more of any class of voting securities or a 5% or greater equity or profits interest in the Specified Person. For the purposes of this definition, the term "control" when used with respect to any Specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Specified Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" shall have the meaning specified in the Preamble and Section 9 hereof.

         "Agreement" shall mean this Amended and Restated Credit Agreement.

         "Applicable Inventory Amount" shall mean an amount of Eligible Inventory equal to the lesser of (i) 20% of Eligible Inventory and (ii) the Inventory Dollar Cap.

         "Applicable Margin" shall have the meaning set forth in Section 2.1(a)

         "Banking Day" shall mean any day, excluding Saturday and Sunday and excluding any other day which in The Commonwealth of Massachusetts or the State of California is a legal holiday or a day on which banking institutions are authorized by law to close.

         "BayBank" shall have the meaning specified in the Preamble hereto.

         "Borrower" shall have the meaning specified in the Preamble hereto.

         "Borrowing Base" shall have the meaning specified in Section 1.7.

         "Borrowing Base Certificate" shall mean the certificate attached hereto as Exhibit D.

         "Borrower Property" means any real property owned, occupied, or operated by the Borrower or any of its Subsidiaries.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Collateral" shall have the meaning given that term in the Security Agreement.

         "Commitment Expiration Date" shall have the meaning specified in
Section 1.1.

         "Commitment Percentage" shall mean, with respect to any Lender, that Lender's Line of Credit Commitment expressed as a percentage of the total Line of Credit Commitments of all Lenders.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

         "1994 Credit Agreement" shall have the meaning specified in the Preamble hereto.

         "Current Liabilities" means, at any time, all liabilities of the Borrower and its Subsidiaries at such time, on a consolidated basis, that would be classified as current liabilities in accordance with GAAP, including, without limitation, all Indebtedness of the Borrower and its Subsidiaries payable on demand or maturing within one year of such time, or renewable at the option of the Borrower or such Subsidiary for a period of not more than one year from such time, and all serial maturity and periodic or installment payments on any Indebtedness, to the extent such payments are required to be made within one year from such time.

         "Default" means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Eligible Acceptance" means an acceptance (i) against the liability for which the Lenders are not required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System in effect from time to time, or under any other law or regulation, and (ii) which is eligible for discount by Federal Reserve Banks.

         "Eligible Domestic Accounts Receivable" means an account receivable owing to the Borrower which met the following specifications at the time it came into existence and continues to meet the same until it is collected in full:

                 (a) The original stated maturity of the account is not more than 90 days after the invoice date thereof, and the account (regardless of its stated maturity date) does not remain unpaid more than 90 days after such invoice date.

                 (b) The account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Agent, shipping and delivery receipts evidencing such shipment.

                 (c) The account is owned solely by the Borrower, and is not subject to any assignment, claim, lien, or security interest, other than a security interest in favor of the Agent for the benefit of the Lenders.

                 (d) The account is not subject to set-off, credit, allowance or adjustment by the account debtor, except discount allowed for prompt payment; the account is not one as to which the account debtor disputes liability or makes any claim with respect thereto or as to which the Agent believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or which involves an account debtor subject to any insolvency proceeding, or becomes insolvent, or goes out of business.

                 (e) The account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

                 (f) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

                 (g) The Borrower has pledged any instrument or chattel paper evidencing the account to the Agent pursuant to the provisions of the Security Agreement.

                 (h) The aggregate receivables of the account debtor that have remained unpaid for a period of more than ninety (90) days from the invoice date shall not exceed (1) 50% at any time during the period extending from the date hereof to and including June 30, 1995, (2) 45% at any time during the period extending from July 1, 1995 to and including September 30, 1995, (3) 40% at any time during the period extending October 1, 1995 to and including November 30, 1995 and (4) 30% at any time on December 1, 1995 or thereafter.

                 (i) The aggregate accounts receivable from the account debtor (including its Subsidiaries and Affiliates) do not exceed 25% of the total Eligible Domestic Accounts Receivable of the Borrower; that portion of the account over the 25% level will be disqualified; provided, however, that, notwithstanding the foregoing but solely in the case of Sprint and all its Affiliates, the maximum aggregate percentage shall be 40% instead of 25%.

                 (j) The account does not relate to goods placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional.

                 (k) The account debtor is not an Affiliate, officer, employee or agent of the Borrower.

                 (l) The account debtor is not a Governmental Authority.

                 (m) The Borrower does not owe any amounts to the account debtor for goods sold, services rendered or otherwise; to the extent that any amounts are so owed, the accounts of such account debtor in an amount equal to the amounts owed by the Borrower to the account debtor shall be disqualified.

                 (n) The Agent has not notified the Borrower that the Agent has determined that an account or account debtor is unsatisfactory for credit reasons (which determination shall not be made unreasonably).

                 (o) The account debtor is a person or entity located in the United States and the account arose out of services rendered or goods delivered in the United States.

         "Eligible International Account Receivable" means an account receivable owing to the Borrower which met the requirements set forth in clauses (a) through (n) for Eligible Domestic Accounts Receivable and continues to meet the same until it is collected in full, but either the account debtor is a Person located outside the United States or the account arose out of services rendered or goods delivered outside the United States, provided, however, an account receivable shall not be eligible hereunder if the account debtor is located in a country which is excluded from the Borrower's credit insurance. As of the date hereof, such countries are as follows:

                                  Arab Emirates
                                     Ecuador
                                     Iceland
                                      Iran
                                     Ireland
                                     Kuwait
                                   Phillipines
                                  Saudi Arabia
                                 Slovak Republic
                                     Ukraine

         "Eligible Inventory" shall mean at the time of determination the dollar cost determined in accordance with GAAP of the aggregate of all inventory which meets the following specifications at the time of such determination:

                 (a) such inventory is owned solely by the Borrower and is not subject to any assignment, claim, lien or security interest, other than a security interest in favor of the Agent or the Lenders pursuant to the Security Agreement;

                 (b) if such inventory is represented or covered by a document, the Borrower is the owner of the document and such document is not subject to any assignment, claim, lien or security interest, other than a security interest in favor of the Agent or the Lenders pursuant to the Security

         Agreement; and

                 (c) such inventory is not obsolete, unusable, defective or unmerchantable finished goods and is in good working order;

                 (d) such inventory is located in The Commonwealth of Massachusetts and is in the possession of the Borrower;

                 (e) such inventory is a finished good which has not been manufactured or processed for the use of the Borrower which (i) in each case in accordance with GAAP is properly classified as inventory and
         (ii) is not packaging supplied, promotional literature, used or surplus goods, or goods held on consignment. Property shall immediately lose the status of Eligible Inventory if and when it is sold or otherwise disposed of in the ordinary course of business; and

                 (f) such inventory is subject to a perfected first priority security interest in favor of the Agent for the benefit of the lenders pursuant to the Security Agreement.

         "Environmental Laws" means all federal, state, local and foreign laws, and all regulations, notices or demand letters issued, promulgated or entered thereunder, relating to pollution or protection of the environment and to occupational health and safety, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Substances.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statutes.

         "Event of Default" has the meaning set forth in Section 8.1.

         "Extension of Credit" shall have the meaning set forth in Section 1.6.

         "Financial Statements Date" means March 31, 1995.

         "Foreign Exchange Contract" shall have the meaning set forth in
Section 1.12.

         "FX Bank" shall have the meaning specified in Section 1.12(a).

         "FX Contract" shall have the meaning set forth in Section 1.12(a).

         "FX Contract Exposure" shall have the meaning set forth in Section 1.6.

         "GAAP" means accounting principles generally accepted in the United States applied on a consistent basis.

         "Governmental Approvals" shall mean any authorization, consent, order, approval, license, lease, ruling, permit, tariff, rate, certification, validation, exemption, filing or registration by or with, or notice to, any Governmental Authority.

         "Governmental Authority" shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality, domestic or foreign, and any arbitrator.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Hazardous Substances" shall mean all hazardous and toxic substances, wastes or materials, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, urea formaldehyde insulation, radioactive materials, biological substances, PCBs, pesticides, herbicides and any other kind and/or type of pollutants, or contaminates and/or any other similar substances or materials which, because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, are included under or regulated by any Environmental Laws.

         "Indebtedness" of any Person at any date shall mean, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, but including any class of capital stock of such Person with fixed payment obligations or with redemption at the option of the holder), or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under leases that should be treated as capitalized leases in accordance with GAAP, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and all reimbursement obligations (contingent or otherwise) of such Person in respect of any letters of credit issued for the account of such Person, and (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

         "Insured" shall have the meaning specified in Section 1.7.

         "Intellectual Property" shall have the meaning specified in
Section 5.16.

         "Inventory Component" shall have the meaning specified in Section 2.1.

         "Inventory Dollar Cap" shall mean (i) during the period extending from the date hereof through and including June 30, 1995, an amount equal to $2,000,000; (ii) during the period extending from July 1, 1995 through and including September 29, 1995, an amount equal to $1,500,000; (iii) during the period extending from September 30, 1995 through and including November 30, 1995, an amount equal to $500,000; and (iv) from and after December 1, 1995, zero dollars.

         "Inventory Margin" shall have the meaning specified in Section 2.1.

         "Investments" means, with respect to any Person (the "Investor"), (a) any investment by the Investor in any other Person, whether by means of share purchase, capital contribution, purchase or other acquisition of a partnership or joint venture interest, loan, time deposit, demand deposit or otherwise and
(b) any Guarantee by the Borrower of any Indebtedness or other obligation of any other Person.

         "Issuing Bank" shall have the meaning specified in Section 1.10(a).

         "Lenders" means SVB, BayBank and each other Person that may after the date hereof become a party to this Agreement as a "Lender" hereunder.

         "Letter of Credit" means any commercial letter of credit or standby letter of credit issued by the Issuing Bank for the account of the Borrower as provided in this Agreement.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement or security arrangement of any kind, encumbrance, lien (statutory or other), preference or priority of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any lease that should be capitalized in accordance with GAAP, and the filing of a financing statement under the Uniform Commercial Code or comparable law of any jurisdiction), together with any renewal or extension thereof.

         "Line of Credit Commitment" shall have the meaning specified in
Section 1.2.

         "Line of Credit Loans" shall have the meaning specified in Section 1.1.

         "Loan Documents" means, collectively, this Agreement, the Notes, any Letters of Credit, any Banker's Acceptances, any FX Contracts, the Financing Statements, the Security Instruments, and all other agreements and instruments that are from time to time executed in connection with the foregoing, as each of such agreements and instruments may be amended, modified or supplemented from time to time.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Agreement, the Notes or any of the other Loan Documents, (c) the validity or enforceability of this Agreement, the Notes or any of the other Loan Documents, or the rights or remedies of the Agent or the Lenders hereunder or thereunder, or (d) the right of the Agent or the Lenders to enforce the payment of accounts against account debtors in any particular State.

         "Maturity Date" shall have the meaning specified in Section 1.8.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the Controlled Group during such five year period.

         "Net Income" or "Net Loss" for any period in respect of which the amount thereof shall be determined, shall mean the aggregate of the consolidated net income (or net loss) after taxes for such period (taken as a cumulative whole) of the Borrower and its Subsidiaries, determined in accordance with GAAP.

         "Notes" shall have the meaning set forth in Section 1.4.

         "Notice of Borrowing" shall have the meaning specified in Section 1.5.

         "Obligations" shall have the meaning given the term "Secured Obligations" in the Security Agreement.

         "Office of the Agent" shall initially mean the banking office of the Agent located at 3000 Lakeside Drive, P.O. Box 3762, Santa Clara, California 95054, or such other location of which the Agent shall notify the Borrower.

         "Parent" shall have the meaning specified in Section 2.5.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Liens" shall have the meaning set forth in Section 7.6.

         "Person" shall mean and include any individual, firm, corporation, trust or other unincorporated organization or association or other enterprise or any government or political subdivision, agency, department or instrumentality thereof.

         "Plan" means any employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Prime Rate" shall mean the per annum rate of interest from time to time announced and made effective by the Agent as its Prime Rate (which rate may or may not be the lowest rate available from the Agent at any given time).

          "Purchase Money Indebtedness" shall mean Indebtedness incurred to finance the acquisition of assets or the cost of improvements on real property or leaseholds, in each case in an amount not in excess of the lesser of (a) the purchase price or acquisition cost of said assets or the cost of said improvements and (b) the fair market value of said assets or said improvements on the date of acquisition of said assets or contract for said improvements.

         "Purchase Money Security Interest" shall mean (a) a security interest securing Purchase Money Indebtedness, which security interest applies solely to the particular assets acquired with the Purchase Money Indebtedness that said Purchase Money Security Interest secures, and (b) the renewal, extension and refunding of such Purchase Money Indebtedness in an amount not exceeding the amount thereof remaining unpaid immediately prior to such renewal, extension or refunding.

         "Quick Ratio" means, at any time, all cash and accounts receivable, less reserves for doubtful accounts, of the Borrower and its Subsidiaries at such time, on a consolidated basis, determined in accordance with GAAP, divided by the aggregate of all Current Liabilities at such time.

         "Receivables Component" shall have the meaning specified in Section
2.1.

         "Receivables Margin" shall have the meaning specified in Section 2.1.

         "Restricted Payment" means, with respect to the Borrower or any Subsidiary thereof, (a) any dividend or other distribution on any shares of capital stock of the Borrower or such Subsidiary (except dividends payable solely in shares of such capital stock or rights to acquire such capital stock) or (b) any payment or other distribution on account of the purchase, redemption, retirement or acquisition of (i) any shares of the capital stock of the Borrower or a Subsidiary thereof or (ii) any option, warrant, convertible security or other right to acquire shares of the capital stock of the Borrower or a Subsidiary thereof.

         "SEC" means the Securities and Exchange Commission.

         "Secured Obligations" shall have the meaning specified in Section 3.1.

         "Security Agreement" shall have the meaning set forth in Section 3.1.

         "Security Instruments" means, collectively, the Security Agreement, together with any Copyright Mortgage, Patent and Trademark Assignment or other instrument or agreement that purports to secure the Obligations of the Borrower to the Agent or the Lenders.

         "Standby Letter of Credit" means a letter of credit, commonly known as a "standby" or "guaranty" letter of credit, issued to pay the beneficiary in the event of the account party's failure to perform an obligation.

         "Subordinated Debt" means Indebtedness of the Borrower that is subordinated to the Indebtedness of the Borrower owing to the Lenders either (a) pursuant to a subordination agreement in form and substance satisfactory to the Agent between the Lenders and the holder(s) of such Indebtedness, or (b) pursuant to the terms thereof, where the Agent has confirmed in writing that such terms are satisfactory to it.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "SVB" shall have the meaning specified in the Preamble hereto.

         "Tangible Net Worth" means, at any time, the consolidated stockholders' equity of the Borrower and its Subsidiaries at such time determined in accordance with GAAP, less all assets that are reflected on the consolidated balance sheet of the Borrower and its Subsidiaries at such time that would be treated as intangibles under GAAP (including, but not limited, to goodwill, capitalized software and excess purchase costs), plus all then outstanding Subordinated Debt.

         "Total Line of Credit Commitment" shall have the meaning specified in
Section 1.2.

         "Total Senior Liabilities" means, at any time, the consolidated liabilities of the Borrower and its Subsidiaries at such time, determined in accordance with GAAP, less all then outstanding Subordinated Debt.

         "Trade Letter of Credit" means a letter of credit, commonly known as a "trade" or "commercial" letter of credit, payable upon the presentation of a draft and specified documents and issued to facilitate payment for the purchase of goods.

         "UCC" shall have the meaning given such term in the Security Agreement.

         "Unfunded Liabilities" means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or such Plan under Title IV of ERISA.

         Section 11       Miscellaneous.

                 11.1 Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP; provided that if any change in GAAP in itself materially affects the calculation of any financial covenant in this Agreement, the Borrower may by notice to the Agent, or the Agent may by notice to the Borrower, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Borrower, immediately before such change in GAAP occurs. If such notice is given, the compliance certificates delivered pursuant to Section 6.4(c) after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs. To enable the ready determination of compliance with the covenants set forth in this Agreement, the Borrower will not change the date on which its fiscal year or any of its fiscal quarters end without the prior consent of the Agent.

                 11.2 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                 (b) In consideration of any waiver of any compliance with the express terms hereof, the Borrower shall pay to the Agent for the account of the Lenders a waiver fee as determined by the Lenders at such time.

                 11.3 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, by a nationally recognized commercial overnight delivery service, by first class mail or by telecopy, delivered, addressed or transmitted, if to the Borrower, at its address at 500 River Ridge Drive, Norwood, Massachusetts 02062, Attention:
James T. Fennessy, Director--Treasury Operations, Telecopy No. (617) 551-1006; if to the Agent, at its address at Wellesley Office Park, 45 William Street, Wellesley, Massachusetts 02181, Attention: James C. Maynard, Assistant Vice President, Telecopy No. (617) 431-9906; if to SVB, to the address given for the

Agent; if to BayBank, at its address at 7 New England Executive Park, Burlington, MA 01803, Attention: Stephen C. Buzzell, Assistant Vice President, Telecopy No. (617) 564-4127; or, as to each party to this Agreement, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be deemed effective,
(a) in the case of hand deliveries, when delivered; (b) in the case of an overnight delivery service, on the next Banking Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of mail, three days after deposit in the postal system, first class postage prepaid; and (d) in the case of telecopy notices, when electronic indication of receipt is received; except that notices to the Agent pursuant to the provisions of Section 6.5 shall not be effective until received by the Agent.

                 11.4 No Waiver; Remedies. No failure on the part of the Agent or the Lenders to exercise, and no delay in exercising, any right hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                 11.5 Right of Set-off. (a) Upon the occurrence and during the continuance of any Event of Default, the Agent and each of the Lenders is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any of the Lenders to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Notes, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder and although such obligations may be contingent or unmatured.

                 (b) The Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 11.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent and the Lenders may have.

                 11.6 Expenses; Indemnification. (a) The Borrower shall pay on demand (i) the reasonable fees and disbursements of counsel to the Agent in connection with the preparation of this Agreement and the preparation or review of each agreement, opinion, certificate and other document referred to in or delivered pursuant hereto; (ii) all out-of-pocket costs and expenses of the Agent in connection with the administration of this Agreement and the other Loan Documents, and any waiver or amendment of any provision hereof or thereof, including without limitation, the reasonable fees and disbursements of counsel for the Agent, and of any field examiner or auditor retained by the Agent as contemplated in Section 6.8; and (iii) if any Event of Default occurs, all costs and expenses incurred by the Agent and each Lender, including the reasonable fees and disbursements of counsel to the Agent and each Lender, and of any appraisers, environmental engineers or consultants, or investment banking firms retained by the Agent in connection with such Event of Default or collection, bankruptcy, insolvency and other enforcement proceedings related thereto. The Borrower agrees to pay, indemnify and hold the Agent and each Lender harmless from, any and all recording and filing fees, and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise or other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of or the consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or the other Loan Documents, or any documents delivered pursuant hereto or thereto.

                 (b) The Borrower agrees to indemnify the Agent and each Lender and its officers and directors and hold the Agent and each Lender and its officers and directors harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and each Lender in connection with any investigative, administrative or judicial proceeding initiated by a third party, whether or not the Agent or a Lender shall be designated a party thereto) which may be incurred by the Agent or a Lender, relating to or arising out of this Agreement or any other Loan Document, or the existence of any Hazardous Substance on, in, or under any Borrower Property, or any violation of any applicable Environmental Laws for which the Borrower or any Subsidiary thereof has any liability or which occurs upon any Borrower Property, or the imposition of any Lien under any Environmental Laws, provided that the Agent and the Lenders shall not have the right to be indemnified hereunder for their own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

                 (c) The agreements in this Section 11.6 shall survive the repayment of the Note, and all other amounts payable under this Agreement and the other Loan Documents.

                 11.7 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each of the Lenders and the Agent (provided, however, that in no event shall this Agreement become effective until signed by an officer of SVB in California) and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agent and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders. The Lenders may assign to any financial institution all or any part of, or any interest (undivided or divided) in, their respective rights and benefits under this Agreement or the Notes, and to the extent of that assignment such assignee shall have the same rights and benefits against the Borrower hereunder as it would have had if such assignee were the Lenders making the Line of Credit Loans hereunder.

                 11.8 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

                 11.9 GOVERNING LAW; AGREEMENT UNDER SEAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL, UPON ACCEPTANCE BY THE BORROWER, CONSTITUTE AN AGREEMENT UNDER SEAL AMONG THE PARTIES.

                 11.10 WAIVER OF JURY TRIAL. THE LENDERS AND THE BORROWER AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL (A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, ANY RELATED INSTRUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE LENDERS AND THE BORROWER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE LENDERS NOR THE BORROWER HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                 11.11 VENUE, CONSENT TO SERVICE OF PROCESS. THE BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COMMONWEALTH OF MASSACHUSETTS OR THE STATE OF CALIFORNIA IN ANY ACTION, SUIT OR PROCEEDING OF ANY KIND AGAINST IT WHICH ARISES OUT OF OR BY REASON OF THIS AGREEMENT, THE NOTE, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT

RENDERED BY ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING IN WHICH IT SHALL HAVE BEEN SERVED WITH PROCESS IN THE MANNER HEREINAFTER PROVIDED, SUBJECT TO EXERCISE AND EXHAUSTION OF ALL RIGHTS OF APPEAL AND TO THE EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN SUCH ACTION, SUIT OR PROCEEDING ANY CLAIMS THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER, AND AGREES THAT PROCESS MAY BE SERVED UPON IT IN ANY SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED BY CHAPTER 223A OF THE GENERAL LAWS OF MASSACHUSETTS, RULE 4 OF THE MASSACHUSETTS RULES OF CIVIL PROCEDURE, SECTION
415.40 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR RULE 4 OF THE FEDERAL RULES OF CIVIL PROCEDURE.

                 11.12 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                 11.13 Counterparts. This Agreement may be signed in one or more counterparts each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

MICROCOM, INC., as Borrower

By:_____________________________
Name:
Title:

SILICON VALLEY EAST,
  a Division of Silicon Valley Bank,
  as a Lender and the Agent

By:_____________________________
Name:
Title:

SILICON VALLEY BANK,
  as a Lender and the Agent

By:____________________________
Name:
Title:
(Signed at Santa Clara, California)

BAYBANK, as a Lender

By:____________________________
Name:
Title:

                                   SCHEDULE A


                                  Disclosures




Section 5.10

         Subsidiaries of Microcom, Inc.:

                 Microcom (UK) Limited
                 Microcom Foreign Sales Corp.
                 MNP Sales BV
                 MNP Hong Kong Limited
                 Microcom Systems, Inc.
                 MNP France S.A.R.L.
                 Microcom Ireland Limited


Section 5.16

         See attached list of Intellectual Property ("Schedule A").


Section 7.5

         Existing Indebtedness (other than amounts owed to SVB):

         None.


Section 7.6(f)

         Existing Liens (other than Liens in favor of SVB):

         None.


Section 7.8

         Investments:

         Microcom, Inc., continues to hold 533,619 shares of Datawatch, Inc.

                                   SCHEDULE A


         With permission of the Agent, Lender is listing only its domestic patents, trademarks and copyrights. Recordation of transfer of any intellectual property of Extension Technology Corp. to Microcom Systems, Inc. has not yet been completed.

1.       Patents and Patent Applications:

a.       Patents owned by Microcom Systems, Inc.:

                 i. Patent No. 5,179,555 issued January 12, 1993 for "High Speed Data Compression and Transmission for Wide Area Network Connection in LAN/Bridging Applications." Inventors: Videlock, Freitas and Gailinas.

                 ii. Patent No. 5,241,565 issued August 31, 1993 for "Method and Apparatus for Effecting Efficient Transmission of Data (Dynamic Transmit Level)."
                          Inventors:  Kloc and Carey.

                 iii Patent No. 5,136,580 issued August 4, 1992 for "Local Area Network Source Address Learning/Destination Filtering Apparatus." Inventors: Videlock, Gocht, Freitas and Freitas.

                 iv. Patent No. 5,134,611 issued July 28, 1992 for "Analog/Digital Data Device and Method."
                          Inventors:  Steinka, Videlock and Chang.

                 v. Patent No. 4,680,781 issued July 14, 1987 for "Data Telecommunications Systems and Method for Universal Link." Inventors: Amundson and Melhorn.

                 vi. Patent No. 4,748,638 issued May 31, 1988 for "Data Telecommunications System and Method for Transmitting Compressed Data." Inventors: Friedman and Melhorn.

                 vii. Patent No. 4,691,314 issued September 1, 1987 for "Method and Apparatus for Transmitting Data in Adjustable-Sized Packages." Inventors: Bergins, Amundson and Falk.

                 viii. Patent No. 4,680,773 issued July 14, 1987 for "Data Telecommuni-System and Method Utilizing a Multi-Mode Modem." Inventor: Amundson.

                 ix. Patent No. 5,027,376 issued June 25, 1991 for "Data Telecommunications System and Method for Transmitting Compressed Data." Inventors: Friedman and Melhorn.

                 x. Patent No. 5,191,583 issued March 2, 1993 for "Method and Apparatus for Effecting Efficient Transmission of Data." Inventors: Pearson, Melhorn, Onorato and Richards.

                 xi. Patent No. 5,251,213 issued October 5, 1993 for "Multiport Source Routing for 4 Mbps or 16 Mbps Token Ring Bridges." Inventors: Videlock, Gocht, Gloria and Wainer.

b.       Patent Applications owned by Microcom Systems, Inc.:

                 i. Serial No. 07/678,755 filed April 1, 1991 for "Method and Apparatus for Effecting Transmission of Data."
                          Inventors:  Pearson, Melhorn, Onorato and Richards.

                 ii. Serial No. 08/392,298 filed February 22, 1995 for "Improved Transmission of Data Over a Radio Frequency Channel." Inventors: Bergins, Onorato, Falk, Carey, Kloc and Greene.

                 iii. Serial No. 08/300,490 filed September 2, 1994 for "High Performance Communications Interference."
                          Inventors:  Bailey, Copley and Freitas.

c.       Patents owned by Extension Technology Corp:

                 i. Patent No. 5,280,481 issued January 18, 1984 for "Local Area Network Transmission Emulator." Inventors:
                          Baker, Chang and Richardson.

                 ii. Patent No. 5,321,694 issued June 14, 1994 for "Method and Apparatus for Reducing the Transmission for Repetitive Broadcast Datagrams over Communication Links." Inventors: Baker, Chang and Richardson.

                 iii. Patent No. 5,323,388 issued June 21, 1994 for "Local Area Network Transmission Emulator." Inventors:
                          Baker, Chang and Richardson.

d.       Patent Applications owned by Extension Technology Corp.

                 i. Serial No. 08/254,995 filed June 7, 1994 as continuation of U.S. Pat. No. 5,321,694.

                 ii. Serial No. 08/253,753 filed June 3, 1994 as continuation of U.S. Pat. No. 5,323,288.

2.       Trademarks

a.       Federal Trademark Registrations owned by Microcom Systems, Inc.:

                 i.       Reg. No. 1,641,106 issued April 16, 1991 for mark
                          MICROCOM.

                 ii. Reg. No. 1,646,677 issued June 4, 1991 for mark MICROCOM and Design.

                 iii.     Reg. No. 1,472,075 issued January 12, 1988 for mark
                          MNP.

                 iv. Reg. No. 1,867,542 issued December 13, 1994 for mark TRAVELPORTE.

b.       State Trademark Registrations:

                 i. With permission of Agent, no state trademark registrations need be listed.

c. Federal Trademark Applications for Registration owned by Microcom Systems, Inc.:

                 i. App. No. 74/464,054 filed November 29, 1993 for mark LANEXPRESS.

                 ii. App. No. 74/463,935 filed November 29, 1993 for mark EXPRESSWATCH.

                 iii. App. No. 74/479,163 filed January 13, 1994 for mark TRAVELCARD.

                 iv. Filed December 30, 1994 for mark APT. No serial number yet assigned to this application.

                 v. Filed December 30, 1994 for mark ADVANCED PARALLEL TECHNOLOGY. No serial number yet assigned to this application.

d.       Federal Trademark Applications owned by Extension Technology Corp.

                 i.       Serial No. 74/417,805 filed October 1, 1991 for mark
                          LD-LAN.

                 ii.      Serial No. 74/285,117 filed June 15, 1992 for mark
                          LD-LAN.

e.       Common Law Trademarks:

                 ACE
                 Adverse Channel Enhancements
                 Adaptive Packet Assembly
                 Aggressive Adaptive Packet Assembly
                 Automatic Redial Action
                 AX
                 AX/2400
                 AX/2400c
                 AX/2424c
                 AX 9624c
                 AX/Chassis
                 AXI/Chassis

                 C96
                 Carbon Copy
                 Carbon Copy Autopilot
                 Carbon Copy LAN
                 Carbon Copy Plus
                 CDL
                 Cellular Data Link

                 Data Journal
                 Data Phase Optimization
                 Delta Redundant Link Protocol
                 DeskPorte
                 Deskporte FAST
                 DeskPorte FAST ES 28.8
                 Dynamic Transmit Level Adjustment
                 Dynamic Speed Shifts

                 Elastic Bandwidth
                 Enhanced Data Compression
                 Enhanced Universal LinkNegotiation

                 HD
                 HD/2400c
                 HD/3296eh
                 HD4232hs
                 HD/9624c
                 HD/Chassis
                 HD/FAST
                 HD/V.32c
                 HDMS
                 HDMS Controller

                 HDMS Plus
                 HDMS/Relay
                 High Density Modem System
                 Host Single Pack

                 INC
                 Intelligent Network Controller
                 ISDN MLB

                 M96
                 Microcom Bridge/Router
                 Microcom LAN Bridge
                 Microcom Management System
                 Microcom Networking Protocol
                 Microcom Software Bridge
                 Microcom Turbo Mode
                 MicroPorte
                 MicroPorte 542
                 MicroPorte 1042
                 MicroPorte 1022bis
                 MicroPorte 4232bis
                 MBR
                 MBR/6000
                 MBR/6003
                 MBR/6500
                 MBR/6503
                 MLB
                 MLB/5500
                 MLB/6000
                 MLB/6500
                 MMS
                 MNP Data Compression
                 MNP Extended Services
                 MNP Cellular Systems
                 modemWATCH
                 MSB

                 Negotiated Speed Upshift

                 Password Connection Security
                 PCS
                 Protocol Modem

                 Quick Mouse
                 QX
                 QX/V.32c

                 QX/2400t
                 QX/24LTc
                 QX/3296c
                 QX/3296eh
                 QX/4232bis
                 QX/4232bis+
                 QX/Chassis

                 Remote Access
                 Robust Auto Reliable

                 Statistical Duplexing
                 Suspend/Resume

                 Universal Link Negotiation

                 WANmiser

3.       Copyrights

a.       Registered Copyrights in name of Microcom Systems, Inc.:

         i. Reg. No. TX 2-480-770 (incorrectly identified in assignment recordation from Microcom, Inc. as. No. TX 2-160-280) for "Carbon Copy Plus: System Software for the Microcom error correcting modem." Registered February 21, 1989. Assignment from Microcom, Inc. to Microcom Systems, Inc. recorded September 19, 1989.

b.       Applications for Copyright Registration in the name of Microcom
         Systems, Inc.

         i.      None

c.       Common Law Copyrights:

         i. Microcom Systems, Inc., Microcom, Inc. and Extension Technology Corp. possess many common law copyrights in their respective creations of, inter alia software, firmware, design specifications product design and documentation for its products. With the permission of the Agent, Lender is not herein providing a complete listing of such common law copyrights.

4.       Patent Licenses

         i. Guarantor has licensed its MNP(R)5 technology and the patents associated therewith to hundreds of licensees for a one-time, paid-up license fee of approximately $5,000. With the permission of the Agent, Guarantor need not list those licenses herein.

         ii. Microcom Systems, Inc. and Microcom, Inc. have entered into a number of cross-license agreements with third- parties in settlement of litigation. All of these cross-license agreements involved payment of one-time license fees with no obligation by the third parties to pay Microcom ongoing royalties. With the permission of the Agent, Microcom Systems, Inc. need not list those licenses herein.

         iii. Guarantor has licensed its MNP(R)10 technology and the patents associated therewith for either a fixed fee or for on-going royalty payments to the following entities:



                          Company                  Type                   Date
                          -------                  ----                   ----
                 Angia Communications              royalty          July 30, 1992
                 AT&T Microelctronics              royalty          October 29, 1992
                 AT&T Paradyne                     royalty          June 2, 1993
                 Banksia Tech (Australia)          royalty
                 Compaq Computer                   fixed            October 18, 1991
                 CompuSpec (N. Zealand)            royalty          September 14, 1992
                 Dr. Neuhaus (Germany)             royalty          October 26, 1992
                 E-Tech Research                   royalty          October 15, 1992
                 General Data Comm                 fixed            June 30, 1992
                 GVC (Taiwan)                      royalty          February 1, 1995
                 Halcyon Communications (Aus)      royalty          December 9, 1992
                 Intel                             royalty          May, 1994
                 Mercury Technologies (Canada)     royalty          June 14, 1993
                 Multi-Tech Systems                fixed            June 30, 1992
                 NetComm Pty. Ltd (Australia)      fixed            October 10, 1991
                 OKI Electric Industry Co.         royalty          February 22, 1993
                 PCSI                              royalty          January 21, 1994
                 Phylon Communications             royalty          June 4, 1993
                 Pial (France)                     royalty          August 22, 1992
                 Primary Access                    royalty          July 20, 1993
                 Racal-Datacom                     royalty          August 26, 1992
                 Rockwell                          royalty          June 26, 1992
                 Semafor (Norway)                  fixed            January 10, 1992
                 Sun Electronics                   fixed            June 22, 1992
                 Telebit                           fixed            October 4, 1991

                 US Robotics                       royalty          July 1994
                 Western Datacom                   royalty          July 5, 1994

5.       Trademark Licenses:

         Guarantor has never licensed any of its trademarks to any third parties for a license fee or royalty payment. It has, however, granted licenses to use of itsr trademarks within the context of licenses to the Microcom technology.